UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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One North Federal Highway
Boca Raton, FL 33432

(561) 362-3400

April 11, 2014

Dear Fellow Shareholder,

Our Board of Directors joins me in extending to you a cordial invitation to attend the 2014 Annual Meeting of Shareholders of 1st United Bancorp, Inc., which will be held on Tuesday, May 27, 2014, at 3:00 p.m. at The Palm Theatre Room of the Embassy Suites Boca Raton, located at 661 NW 53rd Street, Boca Raton.

The attached Notice of Annual Meeting and Proxy Statement describe in detail the matters to be acted on at the meeting. We will also discuss the operations of 1st United Bancorp, Inc. and its whollyowned subsidiary, 1st United Bank, and we trust you will attend.

Whether or not you plan to attend the meeting, please vote your shares by using the Internet or the telephone. Instructions for these convenient services are set forth on the enclosed proxy card. Of course, you may also vote your shares by marking your votes on the enclosed proxy card, signing and dating it, and mailing it in the enclosed envelope. If you submit your proxy and attend in person, you may change your vote at that time.

Sincerely,

Warren S. Orlando

Chairman of the Board

The accompanying Proxy Statement and Proxy Card are being mailed beginning on or around April 11, 2014 to all shareholders entitled to vote. The 1st United Bancorp 2013 Annual Report, which includes consolidated financial statements, is being mailed with this Proxy Statement.

One North Federal Highway
Boca Raton, FL 33432

(561) 362-3400

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 27, 2014

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of 1st United Bancorp, Inc. will be held at The Palm Theatre Room of the Embassy Suites Boca Raton, located at 661 NW 53rd Street, Boca Raton, FL 33487, at 3:00 p.m., local time, on Tuesday, May 27, 2014, for the following purposes:

1.	To elect a Board of Directors of the Company for the next year;
2.	To consider and approve, on an advisory basis, executive compensation;
3.	To ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and
4.	To transact any business as may properly come before the Annual Meeting or any adjournments or postponements.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 27, 2014: The Proxy Statement and the Annual Report to Shareholders are also available on our Web site at http://viewproxy.com/1stunitedbankfl/2014.

The Board of Directors has fixed the close of business on March 21, 2014 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors,

Warren S. Orlando

Chairman of the Board

April 11, 2014

Boca Raton, Florida

Table of Contents

Letter to Shareholders

Notice of Annual Meeting of Shareholders

Proxy Statement

Information Concerning Solicitation and Voting Your Shares	1
Security Ownership of Certain Beneficial Owners and Management	5
Proposal 1 – Election of Directors	8
Board and Committee Membership	11
Corporate Governance	14
Transactions with Management and Related Persons	17
Executive Officers	18
Compensation Discussion and Analysis	19
Report of the Compensation Committee	33
Compensation Committee Interlocks and Insider Participation	33
Information About Executive Compensation	34
Proposal 2 – Nonbinding Advisory Approval of Executive Compensation	46
Audit Committee Report	47
Proposal 3 – Ratification of Appointment of Independent Registered Public Accounting Firm	48
Audit Fees and Related Matters	48
Shareholder Proposals	49
Section 16(a) Beneficial Ownership Reporting Compliance	49
Director Nominations	50
Annual Report	50
Householding	50

One North Federal Highway
Boca Raton, FL 33432

(561) 362-3400

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

to be held on

May 27, 2014

INFORMATION Concerning SOLICITATION AND VOTING your shares

Introduction

We are furnishing this Proxy Statement and the enclosed Proxy Card on behalf of the Board of Directors (the “Board of Directors”) of 1st United Bancorp, Inc., a Florida corporation, for use at our 2014 Annual Meeting of Shareholders, or at any adjournments or postponements thereof (the “Annual Meeting”), for the purposes set forth below and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at The Palm Theatre Room of the Embassy Suites Boca Raton, located at 661 NW 53rd Street, Boca Raton, FL 33487, at 3:00 p.m. local time, on Tuesday, May 27, 2014.

As used in this Proxy Statement, the terms “Company”, “1st United”, “us”, “we”, and “our”, refer to 1st United Bancorp, Inc., and, where appropriate, 1st United Bancorp, Inc. and its subsidiaries. The term “Common Stock” means shares of our Common Stock, par value $.01 per share.

Shareholders Entitled to Notice and to Vote; Quorum

Only shareholders of record of our Common Stock at the close of business on March 21, 2014, which the Board of Directors has set as the record date, will be entitled to notice of, and to vote at, the Annual Meeting. As of the record date, we had 34,489,547 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Our shares of Common Stock were held by approximately 454 shareholders of record on the record date. Each shareholder of record of Common Stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. There are no cumulative voting rights in the election of directors.

The presence in person or by proxy of a majority of the shares entitled to vote is necessary to constitute a quorum at the Annual Meeting. The shares of Common Stock represented by properly executed Proxy Cards or properly authenticated voting instructions recorded electronically through the Internet or by telephone, will be counted for purposes of determining the presence of a quorum at the Annual Meeting. Abstentions and broker nonvotes both will be counted toward fulfillment of quorum requirements. A broker nonvote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

1st United Bancorp, Inc. │ Notice of Annual Meeting and Proxy Statement 1

Distinction Between Holding Shares as a Shareholder of Record and as a Beneficial Owner

Some of our shareholders hold their shares through a broker, trustee, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those shares owned beneficially.

•	Shareholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are considered, with respect to those shares, the “shareholder of record.” As the shareholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the Annual Meeting.
•	Beneficial Owner. If your shares are held in a brokerage account, by a trustee, or by another nominee, then you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee, or nominee how to vote and you also are invited to attend the Annual Meeting. However, because a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee, or other nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

If you are not a shareholder of record, please understand that we do not know that you are a shareholder, or how many shares you own.

Voting Deadline

If you are a shareholder of record on the record date, then your proxy must be received no later than 11:59 p.m. on Monday, May 26, 2014 (the day before the Annual Meeting), to be counted. If you are the beneficial owner of your shares held through a broker, trustee, or other nominee, please follow the instructions of your broker, trustee, or other nominee in determining the deadline for submitting your proxy.

Voting Without Attending the Annual Meeting

Whether you hold shares directly as a shareholder of record or through a broker, trustee, or other nominee, you may direct how your shares are voted without attending the Annual Meeting. You may give voting instructions by the Internet, by telephone, or by mail. Instructions are on the Proxy Card. The appropriate individuals named on the enclosed proxy card will vote all properly executed proxies that are delivered in response to this solicitation, and not later revoked, in accordance with the instructions given by you.

Voting In Person

Shares held in your name as the shareholder of record on the record date may be voted in person at the Annual Meeting. Shares for which you are the beneficial owner but not the shareholder of record may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee, or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you vote by proxy as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

The vote you cast in person will supersede any previous votes that you submitted, whether by Internet, telephone, or mail.

2 1st United Bancorp, Inc. │ Notice of Annual Meeting and Proxy Statement

Voting Requirements

The Annual Meeting is being held to (1) elect our Board of Directors, (2) consider and approve, on an advisory basis, executive compensation, (3) ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014, and (4) transact such other or further business as may properly come before the Annual Meeting and any adjournment or postponement thereof. None of the proposals create dissenters’ or appraisal rights.

Our Board of Directors recommends that you vote your shares FOR each of the nominees for election to the Board of Directors, FOR approval of executive compensation, and FOR the ratification of the appointment of our independent registered public accounting firm.

Our Bylaws provide that directors are elected by a plurality of the votes cast; however, if a director nominee in an uncontested election does not receive at least a majority of the votes cast at any meeting for the election of directors at which a quorum is present, then the nominee must tender his or her resignation to the Board of Directors, as more particularly described under the heading “ELECTION OF DIRECTORS.”

The nonbinding vote on the approval of executive compensation (Proposal 2) will be approved if the affirmative votes cast by shareholders present, or represented, at the Annual Meeting and entitled to vote on the matter exceed the votes cast in opposition.

The appointment of our independent registered public accounting firm (Proposal 3) will be approved if the affirmative votes cast by shareholders present, or represented, at the Annual Meeting and entitled to vote on the matter exceed the votes cast in opposition.

Abstentions and broker nonvotes are not treated as votes “cast” and thus have no effect on any of the Proposals.

Treatment of Voting Instructions

If you provide specific voting instructions, your shares will be voted as instructed.

If you hold shares as the shareholder of record and sign and return a Proxy Card or vote by Internet or telephone without giving specific voting instructions, then your shares will be voted FOR of each of the nominees for election to the Board of Directors as set forth in Proposal 1, FOR approval of executive compensation as set forth in Proposal 2, and FOR the ratification of the appointment of our independent registered public accounting firm as set forth in Proposal 3.

If you are the beneficial owner of shares held through a broker, trustee, or other nominee, and you do not give instructions to that nominee on how you want your shares voted, then generally your nominee can vote your shares on certain “routine” matters. At the Annual Meeting, only Proposal 3 is considered “routine”, which means that your broker, trustee, or other nominee can vote your shares on Proposal 3 if you do not timely provide instructions to vote your shares. If you do not give a proxy to vote your shares, your broker, trustee, or other nominee may either:

•	vote your shares on “routine” matters, or
•	leave your shares unvoted.

If your broker, trustee, or other nominee that is entitled to vote your shares leaves those shares unvoted, it is called a “broker nonvote.” A broker nonvote will be treated as unvoted for purposes of determining approval for the proposal and will have the effect of neither a vote for nor a vote against the proposal. If you are the beneficial owner of shares held through a broker, trustee, or other nominee, and that nominee does not have discretion to vote your shares on a particular proposal and you do not give your broker instructions on how to vote your shares, then the votes will be considered broker nonvotes.

You may have granted to your broker, trustee, or other nominee discretionary voting authority over your account. Your broker, trustee, or other nominee may be able to vote your shares depending on the terms of the agreement you have with your broker, trustee, or other nominee.

The persons identified as having the authority to vote the proxies granted by the Proxy Card will also have discretionary authority to vote, in their discretion, to the extent permitted by applicable law, on such other business as may properly come before the Annual Meeting and any postponement or adjournment. The Board of Directors is not aware of any other matters that are likely to be brought before the Annual Meeting. If any other matter is properly presented for action at the Annual Meeting, including a proposal to adjourn or postpone the Annual Meeting to permit us to solicit additional proxies in favor of any proposal, the persons named in the Proxy Card will vote on such matter in their own discretion.

1st United Bancorp, Inc. │ Notice of Annual Meeting and Proxy Statement 3

Revocability of Proxies

A shareholder of record who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by either (i) giving written notice of revocation to our Corporate Secretary, (ii) properly submitting a duly executed proxy bearing a later date, or (iii) appearing in person at the Annual Meeting and voting in person.

If you are the beneficial owner of shares held through a broker, trustee, or other nominee, you must follow the specific instructions provided to you by your broker, trustee, or other nominee to change or revoke any instructions you have already provided to your broker, trustee, or other nominee.

Costs of Proxy Solicitation

Proxies will be solicited from our shareholders by mail. We will pay all expenses in connection with the solicitation, including postage, printing and handling, and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. We have hired Alliance Advisors, L.L.C. to assist in the distribution and solicitation of proxies for a fee of $9,500, plus reasonable expenses. It is possible that our directors, officers and other employees may make further solicitations personally or by telephone, facsimile, mail, or e-mail. Our directors, officers and other employees will receive no additional compensation for any such further solicitations.

Shareholder Voting Results

We will announce preliminary voting results at the Annual Meeting and publish preliminary, and, if available, final voting results in a current report on Form 8-K filed within four business days of our Annual Meeting.

4 1st United Bancorp, Inc. │ Notice of Annual Meeting and Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Shares Beneficially Owned by Our 5% Shareholders

The following table sets forth the amount and percentage of shares of Common Stock that, as of March 15, 2014, is deemed under the rules of the Securities and Exchange Commission to be “beneficially owned” by any person or “group” (as that term is used in the Securities Exchange Act of 1934, as amended (“Exchange Act”)) known to us to be a “beneficial owner” of more than 5% of the outstanding shares of Common Stock.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares of Common Stock	Percentage of Class
Wellington Management Company, LLP(1) 280 Congress Street Boston, MA 02210	3,025,200	8.8%

Endicott Management Company and related entities and Wayne K. Goldstein and Robert I. Usdan(2) 360 Madison Street, 21st Floor New York, NY 10017	2,985,318	8.7%

Forest Hill Capital, L.L.C and Mark Lee.(3) 100 Morgan Keegan Drive, Suite 430 Little Rock, Arkansas 72202	2,302,318	6.6%

Patriot Financial Group(4) Circa Centre, 2929 Arch Street, 27th Floor Philadelphia, PA 19104	1,890,983	5.5%

(1)	Based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2012, Wellington Management Company, LLP reported shared voting power for 3,025,200 shares of Common Stock and shared dispositive power for 3,025,200 shares of Common Stock as of December 31, 2011.
(2)	Based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2014, with respect to Endicott Opportunity Partners, L.P. (“EOP”); Endicott Opportunity Partners II, L.P. (“EOP II”); Endicott Opportunity Partners III, L.P. (“EOP III”); Endicott Partners II, L.P. (“EPII”); W.R.D. Endicott, L.L.C. (“WRD LLC”), the general partner of EOP; W.R. Endicott IIP, L.L.C. (“WR LLC”), the general partner of EOP II; W.R. Endicott II, L.L.C. (“WRII LLC”), the general partner of EPII; W.R Endicott III, L.L.C. (“WRIII LLC”), the general partner of EOP III; Endicott Management Company (“EMC”), an investment manager of EOP, EOP II, EOP III and EP II; Wayne K. Goldstein (“Mr. Goldstein”), Co-President and a director of EMC and a managing member of WRD LLC, WR LLC, WRIII LLC and WRII LLC; and Robert I. Usdan (“Mr. Usdan”), Co-President and a director of EMC and a managing member of WRD LLC, WR LLC, WRIII LLC and WRII LLC, as of December 31, 2013, (i) EOP and WRD LLC each reported that they had shared voting power of 158,000 shares and shared dispositive power of 158,000 shares; (ii) EOP II and WRIIP LLC each reported that they had shared voting power of 1,718,518 shares and shared dispositive power of 1,718,518 shares; (iii) EPII and WRII LLC each reported that they had shared voting power of 99,000 shares and shared dispositive power of 99,000 shares; (iv) EOP III and WRIII LLC each reported that they had shared voting power of 1,009,800 shares and shared dispositive power of 1,009,800 shares; and EMC, Mr. Goldstein and Mr. Usdan each reported that they had shared voting power of 2,985,318 shares and shared dispositive power of 2,985,318 shares.

1st United Bancorp, Inc. │ Notice of Annual Meeting and Proxy Statement 5

(3)	Based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2014, Forest Hill Capital, L.L.C. (“Forest Hill”) and Mark Lee, as principal, reported they are the beneficial owners of 2,302,318 shares including dispositive power. Forest Hill and Mark Lee have the shared power to vote 761,359 shares as of December 31, 2013.
(4)	Based solely on a Schedule 13D filed with the Securities and Exchange Commission on February 15, 2011, Patriot Financial Partners GP, LLC reported that it is the beneficial owner of 1,890,983 shares, including shared voting and dispositive power of 1,890,983 shares, as of December 31, 2010. The following are members of the “Patriot Financial Group”: each of Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P. (together, the “Funds”), Patriot Financial Partners GP, L.P., the general partner of the Funds (“Patriot GP”), Patriot Financial Partners, GP, LLC, general partner of Patriot GP (“Patriot LLC”), and each of W. Kirk Wycoff, Ira M. Lubert, and James J. Lynch, general partners of the Funds and Patriot GP and members of Patriot LLC. Accordingly, securities owned by the Funds may be regarded as being beneficially owned by Patriot GP, Patriot LLC, and each of W. Kirk Wycoff, Ira M. Lubert, and James J. Lynch.

Shares Beneficially Owned by Our Directors and Executive Officers

The following table sets forth the amount and percent of shares of Common Stock that, as of March 15, 2014, is deemed under the rules of the Securities and Exchange Commission to be “beneficially owned” by each member of the Board of Directors, by each nominee for election to the Board of Directors, by each of our executive officers named in the Summary Compensation Table below, and by all of our directors and executive officers as a group. The information concerning the beneficial ownership of our directors and officers is based solely on information provided by those individuals. Unless otherwise stated, the beneficial owner has sole voting and investment power over the listed Common Stock, or shares such power with his or her spouse.

	Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Number of Shares of Common Stock(16)	Percentage of Class
Paula Berliner(2)	161,637	*
Derek C. Burke(3)	51,860	*
Jeffery L. Carrier(4)	192,252	*
Ronald A. David(5)	130,084	*
James Evans(6)	926,337	2.7%
Wade A. Jacobson(7)	38,355	*
Arthur S. Loring(8)	153,650	*
Thomas E. Lynch(9)	372,642	1.1%
John Marino(10)	693,419	2.0%
Carlos Morrison(11)	395,856	1.1%
Warren S. Orlando(12)	738,944	2.1%
Lawrence Ostermayer(13)	32,145	*
Rudy E. Schupp(14)	737,704	2.1%
Joseph W. Veccia, Jr.(15)	334,909	1.0%
All executive officers and directors as a group (14 persons)	4,959,794	13.6%

*	Less than 1% of the outstanding Common Stock
(1)	For purposes of this table, a person is considered to beneficially own shares of Common Stock if he or she directly or indirectly has or shares voting power, which includes the power to vote or to direct the voting of the shares, or investment power, which includes the power to dispose or direct the disposition of the shares, or if he/she has the right to acquire the shares under options which are exercisable currently or within 60 days of March 15, 2014. Each person named in the above table has sole voting power and sole investment power with respect to the indicated shares unless otherwise noted. A person is considered to have shared voting and investment power over shares indicated as being owned by the spouse or the IRA of the spouse of that person.

6 1st United Bancorp, Inc. │ Notice of Annual Meeting and Proxy Statement

(2)	Includes 78,937 shares held by a trust for which Ms. Berliner shares voting and investment power with her spouse and 4,700 shares Ms. Berliner has the right to acquire under vested stock options that Ms. Berliner has not exercised.
(3)	Includes 1,200 shares Mr. Burke has the right to acquire under vested stock options that Mr. Burke has not exercised.
(4)	Includes 4,700 shares Mr. Carrier has the right to acquire under vested stock options that Mr. Carrier has not exercised.
(5)	Includes 4,700 shares Mr. David has the right to acquire under vested stock options that Mr. David has not exercised.
(6)	Includes 320,638 shares held by a company Mr. Evans controls; 486,014 shares held individually; 21,562 shares held individually by his wife; 76,923 shares held by a company his wife controls; and 1,200 shares Mr. Evans has the right to acquire under vested stock options that Mr. Evans has not exercised.
(7)	Includes 30,855 shares Mr. Jacobson has the right to acquire under vested stock options that Mr. Jacobson has not exercised.
(8)	Includes 4,700 shares Mr. Loring has the right to acquire under vested stock options that Mr. Loring has not exercised.
(9)	Includes 314,602 owned jointly by Mr. Lynch and his spouse; 2,570 shares owned jointly by his spouse and children; 30,770 shares owned by a trust for his children for which he is trustee; and 4,700 shares Mr. Lynch has the right to acquire under vested stock options that Mr. Lynch has not exercised.
(10)	Includes 28,339 owned jointly by Mr. Marino and his spouse; and 577,885 shares Mr. Marino has the right to acquire under vested stock options that Mr. Marino has not exercised.
(11)	Includes 4,700 shares Mr. Morrison has the right to acquire under vested stock options that Mr. Morrison has not exercised.
(12)	Includes 940 shares owned by Mr. Orlando as custodian for his grandchildren and 577,885 shares Mr. Orlando has the right to acquire under vested stock options that Mr. Orlando has not exercised.
(13)	Includes 18,069 shares Mr. Ostermayer has the right to acquire under vested stock options that Mr. Ostermayer has not exercised.
(14)	Includes 12,000 shares owned by Mr. Schupp jointly with his children; and 577,885 shares Mr. Schupp has the right to acquire under vested stock options that Mr. Schupp has not exercised.
(15)	Includes 234,624 shares held in family limited partnerships; 320 shares held by an investment club; 310 shares held by his spouse; and 4,700 shares Mr. Veccia has the right to acquire under vested stock options that Mr. Veccia has not exercised.
(16)	Includes unvested restricted shares that may be voted by the following people: Ms. Berliner (38,971); Mr. Burke (19,000); Mr. Carrier (38,971); Mr. David (38,971); Mr. Evans (32,429); Mr. Loring (38,971); Mr. Lynch (32,429); Mr. Marino (64,132); Mr. Morrison (38,686); Mr. Orlando (64,132); Mr. Schupp (64,132); and Mr. Veccia (32,429).

1st United Bancorp, Inc. │ Notice of Annual Meeting and Proxy Statement 7

PROPOSAL 1
ELECTION OF DIRECTORS

Director Nominees

Our Board of Directors currently consists of 12 directors. The Corporate Governance Committee of the Board of Directors has nominated and the Board of Directors has approved all of the current nominees for election at the 2014 Annual Meeting. Each director to be elected will hold office until the next annual election by shareholders and until his or her successor is elected and qualified, or until the earlier of such director’s death, resignation, or removal. There are no familial relationships among any of the directors or the nominees, nor is there any understanding between any director or nominee and any other person pursuant to which the director or nominee was nominated.

Name	Principal Occupation
Paula Berliner(1)(3)	Private Investor
Derek C. Burke(3)	President, WBQ Design & Engineering, Inc.
Jeffery L. Carrier(1)(2)	President of Board Advisory Group, LLC
Ronald A. David(2)	Attorney, Ronald A. David, P.A.
James Evans	President of Evans Financial Services, Ltd
Arthur S. Loring(1)(3)(4)	Private Investor; former Senior V.P. & General Counsel, Fidelity Management & Research Company
Thomas E. Lynch (1)(2)(3)	President of Plastridge Insurance Agency
John Marino	President and Chief Financial Officer of 1st United Bancorp, Inc. and Chief Financial Officer and Chief Operating Officer of 1st United Bank
Carlos Morrison	Private Investor
Warren S. Orlando	Chairman of the Board of Directors of 1st United Bancorp, Inc. and Chairman of the Board of Directors of 1st United Bank
Rudy E. Schupp	Chief Executive Officer of 1st United Bancorp, Inc. and President and Chief Executive Officer of 1st United Bank
Joseph W. Veccia, Jr.(1)(3)	Private Investor

(1)	Member of the Compensation Committee
(2)	Member of the Audit Committee
(3)	Member of the Corporate Governance Committee
(4)	Lead Independent Director

Majority Vote Standard for Election of Directors

Our Bylaws provide that directors are elected by a plurality of the votes cast; however, if a director nominee in an uncontested election does not receive at least a majority of the votes cast at any meeting for the election of directors at which a quorum is present, then the nominee must tender his or her resignation to the Board of Directors. The Corporate Governance Committee will make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board of Directors will act on the tendered resignation within 120 days from the date of the certification of the election results. If a director’s resignation is not accepted by the Board of Directors, then such director will continue to serve until the next annual meeting for the year in which his or her term expires and until his or her successor is duly elected, or his or her earlier resignation or removal. If a nominee’s resignation is accepted by the Board of Directors, then the Board of Directors, in its sole discretion, may fill any remaining vacancy or decrease the size of the Board of Directors.

Information Concerning the Nominees and Directors

The following paragraphs provide information (age, all positions he or she holds with us, his or her principal occupation and business experience for the past five years, and names of other publicly-held companies for which he or she serves as a director or has served as a director during the past five years), as of the date of this Proxy Statement, about each director nominee. While the following paragraphs note certain individual qualifications and skills of our director nominees that contribute to the Board of Director’s effectiveness as a whole, we also believe that all of our director nominees have a reputation for integrity, honesty, and adherence to high ethical standards. They each have demonstrated strong leadership skills, business acumen and an ability to exercise sound judgment, as well as a commitment of service to our shareholders. All directors are elected annually for one-year terms.

Paula Berliner, 70, has served as our director since 2003. Since 2000, Ms. Berliner has been a private investor with investments in real estate and stocks. From 1989 to 2000, she was an officer and director of Acorn Holding Corp., a venture capital firm. From 1977 to 1990, Ms. Berliner was a co-founder, director, and executive officer of Broward Window Shade Company, Inc. and its successor, Builders Design, Inc. From 1974 to 1977, Ms. Berliner was the Title 1 Coordinator for the Broward County School System. In addition, Ms. Berliner has nearly 25 years of bank director experience serving the South Florida market. Ms. Berliner was on the Board of Directors of Family Bank, based in Hallandale Beach, Florida, from its establishment in 1987 to its sale to Republic Security Bank in 1997. Ms. Berliner served on the Boards of Directors of Republic Security Financial Corp. from 1997 to 2001, Republic Security Bank from 1997 to 2001 and Wachovia Bank’s Advisory Board from 2001 to 2002. Ms. Berliner holds a Master’s degree in Administration and Supervision from Florida Atlantic University. We believe Ms. Berliner’s qualifications to sit on our Board of Directors include her significant private and public bank board experience as well as her experience as a business owner and operator in South Florida.

8 1st United Bancorp, Inc. │ Notice of Annual Meeting and Proxy Statement

Derek C. Burke, 53, has served as our director since April 2012 after our merger with Anderen Financial, Inc. Prior to April 2012, he served on the Board of Directors of Anderen Bank, a wholly owned subsidiary of Anderen Financial, Inc. from July 2008 to March 2012. Mr. Burke was a director of Florida Choice Bank from January 2005 through January 2008 and a director of Southern Community Bank of Central Florida from January 2000 until its acquisition by First National Bank of Florida in September 2004. Mr. Burke is a licensed professional engineer. He graduated with a Master’s degree in civil engineering from the University of Central Florida in June 1988 and has been the president of the Orlando-based consulting firm WBQ Design & Engineering, Inc. since its founding in 1994. Mr. Burke was nominated for the 2008 Central Florida Engineer’s Week Leadership Excellence award. He is a past Chairman of the City of Orlando Downtown Development Board and Community Redevelopment Agency Advisory Board. Mr. Burke also serves on the Board of the Orlando Neighborhood Development Corporation, a non-profit affordable housing development company. We believe Mr. Burke’s qualifications to sit on our Board of Directors includes his prior experience as a director on a bank holding company, especially in the Central Florida market, and his experience as a businessman.

Jeffery L. Carrier, 62, has served as our director since 2003. Since March 2004, Mr. Carrier has been the President of Board Advisory Group, LLC, a consulting firm to bank boards and audit committees. From 1984 to March 2004, he was the President of Carrier Financial Group, Inc., a consulting firm providing outsourcing services for internal audit and compliance for the banking industry throughout Florida and the Southeast United States. Prior to establishing Carrier Financial Group, Mr. Carrier served from 1978 through 1984 in the capacity of chief financial officer, treasurer and controller of NYSE and NASDAQ listed financial institutions. From 1973 to 1978, Mr. Carrier worked as a CPA with Deloitte. Mr. Carrier holds a B.S. in accounting from Florida State University and is a licensed Certified Public Accountant in Florida. We believe Mr. Carrier’s qualifications to sit on our Board of Directors include his significant bank audit and internal audit experience and his experience as an officer of a public financial institution.

Ronald A. David, 63, has served as our director since 2003. Since 1990, Mr. David, a Board Certified Civil Trial Lawyer since 1986, has practiced civil litigation at his law firm, Ronald A. David, P.A., and has practiced law in Florida since 1975. In addition, Mr. David has over 15 years of banking experience serving the South Florida market. Mr. David served on the Boards of Directors of the former 1st United Bancorp, and its wholly owned subsidiary the former 1st United Bank, based in Boca Raton, Florida, from 1987 until its sale to Wachovia Bank in 1998. Mr. David was also a director of Mizner Bank, based in Boca Raton, Florida, when it was acquired by the former 1st United Bank. Mr. David holds a B.A. in Political Science and a J.D., both from the University of Florida. We believe Mr. David’s qualifications to sit on our Board of Directors include his significant private and public bank board experience as well as being a business owner and practicing lawyer in South Florida.

James Evans, 76, has served as our director since February 2008 following our merger with Equitable Financial Group, Inc. (“Equitable”) and Equitable Bank, Equitable’s wholly owned subsidiary, respectively. Prior to the merger, Mr. Evans was the Chairman of the Board of Directors of Equitable and a director of Equitable Bank. Mr. Evans is also currently the President of Evans Financial Services, Ltd., which is engaged in land sales and residential construction (since 1998). He also has various interests in equity lending, niche and real estate financing, and venture capital providers. From 1968 to 1998, Mr. Evans was the owner and President of two Nissan dealerships and one of the largest Mercedes-Benz dealerships in the United States. Mr. Evans sold all three dealerships in 1998. Mr. Evans holds a B.B.A. from the University of Florida. We believe Mr. Evans’ qualifications to sit on our Board of Directors include his over 10 years of experience as director and chairman of a South Florida commercial bank as well as his previous experience as a business owner and real estate investor in South Florida.

Arthur S. Loring, 66, has served as our director since 2005 and as our lead independent director since 2008. He had previously served as our director from our inception in 2000 until our change of control in 2003. From 1972 until his retirement in 1998, Mr. Loring was an attorney with Fidelity Management & Research Company and was employed in numerous positions, including Senior V.P. and General Counsel. Mr. Loring has served or serves as Chairman of MorseLife, Inc., a senior health care facility, President of the Jewish Federation of Palm Beach County and on the Board of Directors of New River, Inc., a private electronics delivery firm. Mr. Loring holds a B.S. in Commerce from Washington and Lee University and a J.D., cum laude, from Boston University. We believe Mr. Loring’s qualifications to sit on our Board of Directors include his experience as General Counsel of a large mutual funds group and his previous experience as a bank director of a local financial institution.

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Thomas E. Lynch, 66, has served as our director since 2003. Since 1973, Mr. Lynch has been the owner and president of the Plastridge Insurance Agency. He has been involved in political and civic service for over 30 years. He served from 1985 to 1989 as chairman of the Community Redevelopment Agency of Delray Beach; from 1990 to 1996 as Mayor of Delray Beach; and from 1998 to 2006 as Chair of the Palm Beach County School District. Currently, he serves as Mayor of the Village of Golf; member of the Board of Governors of the Citizens Property Insurance Company; member of the Board of Trustees for Nova Southeastern University; board member of Children’s Services Council of Palm Beach County; Chair of the Palm Beach Early Childhood Development Council; trustee of Saint Andrew’s School; and a member of the Finance Committee of the Palm Beach County School District. Mr. Lynch has been a director of Celsius Holdings, Inc., a food and beverage manufacturer, since 2009. Mr. Lynch holds a joint B.A. in Philosophy and Psychology from Loyola University and received his CPCU insurance designation in 1978, which is the highest designation attained in the insurance industry. We believe Mr. Lynch’s qualifications to sit on our Board include his extensive board experience on both governmental and not-for-profit entities. In addition, he currently owns one of the largest insurance agencies in the State of Florida.

John Marino, 50, has served as our director and has been our President, Chief Operating Officer, Chief Financial Officer, and Director of 1st United Bancorp, since July 2003. From January 2002, until March 2003, Mr. Marino served as Chief Financial Officer of SBA Communications, Inc., a publicly traded telecommunications company, headquartered in Boca Raton, Florida. Mr. Marino acted as a consultant to SBA Communications from 1999 to 2002. From 1992 through 1998, Mr. Marino served as Chief Financial Officer of the former 1st United Bank and the former 1st United Bancorp, headquartered in Boca Raton, Florida. Mr. Marino was employed in a variety of positions with Ernst & Young, with his final position as audit manager, from 1986 to 1992. Mr. Marino holds a B.B.A. in Accounting from Stetson University and is a licensed Certified Public Accountant in Florida. We believe Mr. Marino’s qualifications to sit on our Board of Directors include his audit experience of public and private financial institutions and his over 15 years of experience as a CFO of public financial institutions.

Carlos Gil Morrison, 59, has served as our director since 2006. From 1976 until 1992, Mr. Morrison was employed as a broker with Smith Barney. Since 1992, Mr. Morrison has managed his personal investments. Mr. Morrison, a resident of the Town of Palm Beach, is a well-known businessman in South Florida managing his many family-owned real estate and financial investments. Mr. Morrison is very active and philanthropic in the Palm Beach community. Mr. Morrison holds a B.B.A. in Business from Hillsdale College. We believe Mr. Morrison’s qualifications to sit on our Board of Directors include his over 17 years of financial advisory experience in large financial institutions as well as his extensive board experience with not-for-profit entities.

Warren S. Orlando, 71, has been our Chairman of the Board and has served as a director since July 2003. From April 1999 to June 2003, Mr. Orlando was retired. From September 1997 to March 1999, Mr. Orlando served as Chairman and CEO of Wachovia - Florida Banking. Mr. Orlando co-founded and served as Chief Executive Officer and President of the former 1st United Bank and the former 1st United Bancorp, Inc., an approximately $1 billion bank holding company (which grew through internal growth and 11 merger and acquisition transactions), headquartered in Boca Raton, Florida from its inception in 1987 and until its merger with Wachovia Corporation in 1997. He currently serves as a director of California Republic Bank. Mr. Orlando holds a B.S. in Economics from St. Peters College and a graduate degree from Stonier Graduate School of Banking, Rutgers University. We believe Mr. Orlando’s qualifications to sit on our Board of Directors include his over 40 years’ experience as an employee, officer, and director of private and public financial institutions.

Rudy E. Schupp, 63, has been our Chief Executive Officer and has served as our director since July 2003. From March 2001 to June 2003, Mr. Schupp was a managing director for Ryan Beck & Co., an investment bank. In addition, from December 2001 to March 2003, he served as a consultant to Wachovia Corporation – Florida. From March 2001 until December 2001, Mr. Schupp served as Chairman – Florida Banking for Wachovia Corporation. From April 1984 through February 2001, he co-founded and served as Chairman, Chief Executive Officer and President of Republic Security Financial Corporation, a $3.4 billion bank holding company (which grew through internal growth and through 16 merger and acquisition transactions), headquartered in West Palm Beach, Florida. Republic Security Financial Corporation merged with Wachovia Corporation in 2001. Mr. Schupp is also a director of NextEra Energy, Inc. (formerly known as FPL Group, Inc.). Mr. Schupp holds a B.S. in Management from the State University of New York at Albany, and an M.B.A. from Syracuse University. We believe Mr. Schupp’s qualifications to sit on our Board of Directors include his over 35 years’ experience as an employee, officer, and director of private and public financial institutions.

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Joseph W. Veccia, Jr., 57, has served as our director since May 2004. Since 1996, Mr. Veccia has been a private investor with investments in real estate, funeral business and cemeteries, and stocks. Mr. Veccia is a former board member of Admiralty Bank which was sold to RBC in January 2003. He is also a member of the Board of Trustees of the George Snow Scholarship Fund, the Lynn University Board of Overseers, the Board of Directors of the Boca Raton Chamber of Commerce, the Board of Trustees of Pope John Paul High School and the Boca Raton Regional Hospital Board of Trustees. Mr. Veccia holds an A.S. degree in Mortuary Science from Lynn University. We believe Mr. Veccia’s qualifications to sit on our Board of Directors include his significant private and public bank board experience as well as his experience as a business owner and operator in South Florida.

The Board of Directors unanimously recommends a vote “FOR” each of the nominees.

Board and Committee Membership

Our Board of Directors oversees our business, property, and affairs pursuant to the Florida Business Corporation Act, our Articles of Incorporation and Bylaws. Members of our Board of Directors are kept informed of our business through discussions with our senior management team, by reviewing materials provided to them, and by participating in Board and committee meetings. During 2013, our Board of Directors held 7 meetings. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of the Board of Directors on which he or she served.

Our Common Stock is listed on the NASDAQ Global Select Market. NASDAQ requires that a majority of our directors be “independent,” as defined by NASDAQ’s rules. Generally, a director does not qualify as an independent director if the director or a member of a director’s immediate family has had in the past three years certain relationships or affiliations with the Company, the Company’s external or internal auditors, or other companies that do business with the Company. Our Board of Directors has affirmatively determined that a majority of our directors are independent directors under the NASDAQ rules. Our Board of Directors determined that its independent directors include the following current directors and nominees for director: Paula Berliner, Derek C. Burke, Jeffery L. Carrier, Ronald A. David, James Evans, Arthur S. Loring, Thomas E. Lynch, Carlos Morrison, and Joseph W. Veccia, Jr. Mr. Loring has been appointed by the Board of Directors to serve as the lead independent director.

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Corporate Governance Committee, all of which have a written charter. We have posted the committee charters on the Investor Relations section of our website at www.1stunitedbankfl.com. Each member of our committees is independent. The composition, duties and responsibilities of these committees are set forth below.

Audit Committee

The Audit Committee met 10 times in 2013. The current members of our Audit Committee are Messrs. Carrier, David, and Lynch. Mr. Carrier is our Audit Committee chairman and is our Audit Committee financial expert under the Securities and Exchange Commission rules implementing Section 407 of the Sarbanes-Oxley Act of 2002. Our Audit Committee’s primary responsibilities, among others, include:

•	Reviewing the annual audited and quarterly financial statements with management, the internal auditor and the outside auditor;
•	Selecting our independent registered public accounting firm (with shareholder ratification);
•	Evaluating the performance of our independent registered public accounting firm;
•	Reviewing with the independent registered public accounting firm and management, as appropriate, significant financial reporting issues and judgments made in connection with the preparation of our financial statements and significant issues regarding our accounting and auditing principles and practices;

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•	Selecting and evaluating the internal audit director or firm;
•	Reviewing the adequacy and effectiveness of our disclosure controls and procedures and our internal controls, including any significant deficiencies and significant changes in internal controls;
•	Reviewing and approving all “related person transactions”;
•	Reviewing any matters arising from an audit which is brought to the attention of our Board of Directors;
•	Monitoring our compliance with legal and regulatory requirements; and
•	Overseeing our accounting and financial reporting process.

Compensation Committee

The Compensation Committee met three times in 2013. The current members of our Compensation Committee are Ms. Berliner and Messrs. Carrier, Loring, Lynch, and Veccia. Ms. Berliner is our Compensation Committee Chair. Our Compensation Committee’s primary responsibilities, among others, include:

•	Reviewing and approving corporate goals and objectives relevant to the Chairman’s, the CEO’s and the President’s compensation, evaluating the Chairman’s, CEO’s and President’s performance in light of these goals and objectives, and reviewing and recommending to the Board of Directors for determination the Chairman’s, CEO’s, and President’s base salary, short-term incentive compensation, and long-term incentive and retirement compensation based on this evaluation;
•	Reviewing and recommending to the Board of Directors for determination the base salary, short-term incentive and retirement compensation, and long-term incentive compensation of our executive officers (other than the Chairman, CEO and President), after having received recommendations from our CEO;
•	Reviewing and overseeing our compensation philosophy;
•	Approving, evaluating and recommending to the Board of Directors for ratification our cash and equity incentive and retirement compensation plans;
•	Reviewing and recommending to the Board of Directors employment agreements, severance agreements, and change-in-control agreements with the Chairman, CEO, President and any other executive officers, as the committee deems appropriate;
•	Evaluating non-employee director compensation and recommending to the full Board of Directors the appropriate level of non-employee director compensation, including compensation for service as a member or chair of a Board of Directors committee; and
•	Establishing and periodically reviewing stock ownership guidelines for directors and officers.

The Compensation Committee uses its business judgment and other resources it deems appropriate in executing its duties, including establishing our compensation philosophy and policies, overseeing the implementation of executive officer and non-employee director compensation programs, and overseeing disclosures regarding compensation in our Securities and Exchange Commission filings. In executing its duties, the Compensation Committee considers many factors, including market comparisons using data derived from third party resources, competitive considerations, executive expectations and executive performance. As of the date of this Proxy Statement, the Compensation Committee has not delegated any of its responsibilities to other parties.

The Compensation Committee reviews and recommends to our Board of Directors for determination the compensation of our founding executive officers, Messrs. Marino, Orlando, and Schupp. Each director, including those who are executive officers, annually participates in a performance evaluation. This evaluation is used in determining the overall compensation level of the founding executive officers. In addition, Mr. Schupp separately submits recommendations to the Compensation Committee regarding all other executive officers for use by the Compensation Committee in making recommendations to the Board of Directors concerning their base salary, short-term incentive compensation and long-term incentive and retirement compensation. An executive officer may not be present at a meeting of the Compensation Committee where that executive officer’s compensation is being discussed.

The Compensation Committee did not engage any compensation consultants in 2013.

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Corporate Governance Committee

The Corporate Governance Committee met three times in 2013. The current members of our Corporate Governance Committee are Ms. Berliner and Messrs. Burke, Loring, Lynch, and Veccia. Mr. Loring is currently our Corporate Governance Committee Chair. Our Corporate Governance Committee’s primary responsibilities, among others, include:

•	Development of our corporate governance principles;
•	Oversight of our corporate governance conduct;
•	Review all shareholder proposals;
•	Oversight of director orientation and appropriate continuing education programs relating to principles of corporate governance;
•	Evaluating the performance of the current Board of Directors members proposed for re-election, and make recommendations to the Board of Directors regarding the appropriateness of members of the Board of Directors standing for re-election;
•	Developing a list of qualification and selection criteria to be used by the committee for screening nominee candidates and selecting nominees for Board of Directors membership, including candidates proposed by shareholders;
•	Screening and identifying qualified potential director nominees;
•	Annually surveying and receiving comments from each director and report to the Board of Directors with an assessment of the Board of Director’s performance; and
•	Developing plans for our managerial succession, including in the event of retirement or emergency.

Directors’ Fees

Our directors receive annual compensation payable partially in cash and partially in equity. Our directors who are our salaried employees or employees of any of our subsidiaries do not receive any additional compensation for serving as a director. There are no anticipated changes to the directors’ fees for 2014.

Cash Compensation

Our non-employee directors receive an annual retainer of $12,000. In addition, attendance at meetings of the Audit Committee, Compensation Committee, and Corporate Governance Committee entitles a director to payment of a fee of $750, $500, and $250, respectively, per meeting. The Chairman of the Corporate Governance Committee receives $500 per meeting, the Chairman of the Compensation Committee receives $1,000 per meeting, and the Chairman of the Audit Committee receives $1,500 per meeting, in lieu of the $250, $500 and $750 paid for attendance to those committee meetings, respectively, by committee members other than the chairman. Our lead independent director receives an additional annual retainer of $2,000.

Annually, each director receives a grant of 10,000 shares of restricted stock, with committee chairmen each receiving an additional an annual grant of 2,000 shares, which vest ratably over ten years. Additionally, each non-employee director receives a grant of 4,000 options to purchase our Common Stock, which vest ratably over a ten-year period.

Bank Director Compensation

To the extent a director of 1st United Bancorp is also a director of 1st United Bank, the director receives an additional annual retainer of $5,000, plus an attendance fee of $150 for each 1st United Bank Board of Directors’ committee meeting attended by a director. The Chairman of the ALCO Committee of 1st United Bank receives $500 per meeting, in lieu of the $150 paid for attendance to the ALCO Committee meetings by committee members other than the chairman. The Chairman of the Bank Secrecy Act Committee of 1st United Bank receives $500 per meeting, in lieu of the $150 paid for attendance to the Bank Secrecy Act Committee meetings by committee members other than the chairman. The following table represents compensation paid to each non-employee director for the year ended December 31, 2013:

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Director Compensation Table for 2013

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Option Awards(1)(3) ($)	Total ($)
Paula Berliner	22,000	72,960	10,904	105,864
Derek C. Burke	18,800	60,800	10,904	90,504
Jeffery L. Carrier	34,900	72,960	10,904	118,764
Ronald A. David	28,600	72,960	10,904	112,464
James Evans	19,400	60,800	10,904	91,104
Arthur S. Loring	22,900	72,960	10,904	106,764
Thomas E. Lynch	28,900	60,800	10,904	100,604
Carlos Morrison	21,250	72,960	10,904	105,114
Joseph W. Veccia, Jr.	22,150	60,800	10,904	93,854

(1)	The values for awards in this column represent the grant date fair value of awards computed in accordance with FASB ASC Topic 718. There were no awards with performance conditions. A discussion of the assumptions used in calculating the award may be found in Note 15 to our audited consolidated financial statements for the fiscal year ended December 31, 2013 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission.
(2)	The aggregate number of restricted stock awards outstanding as of December 31, 2013 for each of our non-employee directors was as follows: Ms. Berliner (42,000); Mr. Burke (20,000); Mr. Carrier (42,000); Mr. David (42,000); Mr. Evans (35,000); Mr. Loring (42,000); Mr. Lynch (35,000); Mr. Morrison (41,000); and Mr. Veccia (35,000).
(3)	The aggregate number of option awards outstanding as of December 31, 2013 for each of our nonemployee directors was as follows: Ms. Berliner (11,500); Mr. Burke (8,000); Mr. Carrier (11,500); Mr. David (11,500); Mr. Evans (8,000); Mr. Loring (11,500); Mr. Lynch (11,500); Mr. Morrison (11,500); and Mr. Veccia (11,500).

CORPORATE GOVERNANCE

Governing Principles

We are a financial holding company managed by a core group of officers and governed by a Board of Directors. We are committed to maintaining a business atmosphere where only the highest ethical standards and integrity prevail. An unwavering adherence to high ethical standards provides a strong foundation on which our business and reputation can thrive and is integral to creating and sustaining a successful, high-caliber company.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines that give effect to the NASDAQ corporate governance listing standards and various other corporate governance matters. We have posted our Corporate Governance Guidelines on our website.

Independent Director Meetings Executive Sessions

Our independent directors have established a policy to meet separately from the other directors in executive sessions at such times as may be deemed appropriate by our independent directors. Any independent director may call an executive session of independent directors at any time. In 2013, the independent directors met in an executive session seven times.

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Board Leadership

The Board of Directors has separated the positions of Chairman and Chief Executive Officer (Principal Executive Officer), and believes that the skill sets and experience of the incumbents provide for an environment where the Chairman can focus on Board of Directors oversight and fiduciary duties. Since our Chairman of the Board of Directors is a member of management and is otherwise not independent, the independent directors elect a lead independent director, which we discuss below. Currently, Mr. Orlando serves as our Chairman and Mr. Schupp serves as our Chief Executive Officer.

Lead Independent Director

The independent directors of our Board of Directors annually elect an independent director to serve in a lead capacity. Although annually elected, the lead independent director is generally expected to serve for more than one year.

Mr. Loring has served as our lead independent director since 2008. The lead independent director’s duties include presiding at all meetings of the Board of Directors at which the Chairman is not present, calling meetings of the independent directors, coordinating with the Chairman the planning of Board of Directors meeting agenda items, and serving as an independent point of contact for shareholders wishing to communicate with the Board of Directors other than through the Chairman.

Policies Prohibiting Hedging and Pledging Transactions

We prohibit all directors and executive officers from engaging in any hedging or monetization transactions with respect to our securities. Further, we prohibit all directors and executive officers from holding any of our securities in a margin account or pledging any of our securities as collateral for a loan.

Risk Management

The Board of Directors believes that risk management is an important component of our corporate strategy. While we assess specific risks at our committee levels, the Board of Directors, as a whole, oversees our risk management process, and discusses and reviews with management major policies with respect to risk assessment and risk management. The Board of Directors is regularly informed through committee reports about our risks. Finally, the Board of Directors believes the separated roles of Chairman and Chief Executive Officer assists us in our ability to implement major policies addressing our risks.

Shareholder Communications

Our Board of Directors provides for a process by which shareholders may communicate with the Board of Directors, a Board of Directors’ committee, the independent directors as a group, and individual directors. Shareholders who wish to communicate with our Board of Directors, a Board of Directors’ committee, or any other directors or individual directors may do so by sending written communications addressed to the Board of Directors of 1st United Bancorp, a Board of Directors’ committee, or such group of directors or individual directors to the following address:

1st United Bancorp, Inc.

c/o Corporate Secretary

One North Federal Highway

Boca Raton, FL 33432

Communications will be compiled by our Corporate Secretary and submitted to the Board of Directors, a committee of the Board of Directors, or the appropriate group of directors or individual directors, as appropriate, at the next regular meeting of the Board of Directors. The Board of Directors has requested that the Corporate Secretary submit to the Board of Directors all communications received, excluding those items that are not related to Board duties and responsibilities, such as: mass mailings; job inquiries and resumes; and advertisements, solicitations, and surveys.

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Code of Ethics and Code of Conduct

The Board of Directors has adopted a Code of Ethics applicable to our Chief Executive Officer and our financial and accounting officers and a Code of Conduct applicable to all employees, officers, and directors, which are available, without charge, upon written request to:

1st United Bancorp, Inc.

c/o Corporate Secretary

One North Federal Highway

Boca Raton, FL 33432

These codes are designed to comply with NASDAQ and U.S. Securities and Exchange Commission requirements.

Board of Directors and Committee Evaluations

The Corporate Governance Committee of the Board of Directors uses written questionnaires to evaluate the Board of Directors as a whole and its committees. The evaluation process occurs annually. Directors submit completed questionnaires to the Chair of the Corporate Governance Committee, who summarizes the results without attribution. The full Board of Directors discusses the summary of the Board of Directors evaluation, and each committee discusses the summary of its own evaluation.

Director Nominating Process

The Corporate Governance Committee of the Board of Directors annually reviews and makes recommendations to the full Board of Directors regarding the composition and size of the Board of Directors so that the Board of Directors consists of members with the proper expertise, skills, attributes, and personal and professional backgrounds needed by the Board of Directors, consistent with applicable regulatory requirements.

The Corporate Governance Committee believes that all directors, including nominees, should possess the highest personal and professional ethics, integrity, and values, and be committed to representing the long-term interests of our shareholders. The Corporate Governance Committee will consider criteria including the nominee’s current or recent experience as a senior executive officer, whether the nominee is independent, as that term is defined in the NASDAQ listing standards, the business experience currently desired on the Board of Directors, geography, the nominee’s banking industry experience, and the nominee’s general ability to enhance the overall composition of the Board of Directors. The Corporate Governance Committee does not have a formal policy on diversity.

Our Corporate Governance Committee will identify nominees for directors primarily based upon suggestions from shareholders, current directors, and executives utilizing selection criteria developed by the Corporate Governance Committee. The Chairman of the Corporate Governance Committee and at least one other member of the Corporate Governance Committee will interview director candidates. The full Board of Directors will formally nominate candidates for director to be included in the slate of directors presented for shareholder vote based upon the recommendations of the Corporate Governance Committee following this process.

Director Attendance at Annual Meeting of Shareholders

We encourage all incumbent directors, as well as nominees for election as director, to attend the Annual Meeting of Shareholders. All of our incumbent directors attended our Annual Meeting in May 2013.

Director Service on Other Boards

Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serving on the Board of Directors for an extended period of time. No director may serve on more than three other public company boards of directors. A director must advise the Chairman of the Board of Directors and the Chairman of the Corporate Governance Committee of the Board of Directors before accepting an invitation to serve as a director of another public company. The Corporate Governance Committee will review whether such board membership may unduly impact the ability of the director to fulfill the director’s duties to us.

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Director and Officer Stock Ownership Requirements

All of our directors are required to hold our Common Stock in an amount which exceeds the lesser of $100,000 or five times their annual director fees at the time they are elected. Newly elected directors will have 10 years to attain this ownership threshold. Our Chief Executive Officer is required to hold our Common Stock in an amount which exceeds the lesser of $100,000 or his annual base salary while serving in such capacity. A newly appointed Chief Executive Officer will have six years to attain this ownership threshold. The Compensation Committee has determined that as of December 31, 2013, all of our directors and our Chief Executive Officer met our stock ownership requirements or are on track to meet the ownership expectations within the stated time period.

TRANSACTIONS WITH MANAGEMENT AND RELATED PERSONS

Some of our directors and officers, and other persons and entities with which they are affiliated, are customers of, and have, in the ordinary course of business and banking, transacted with, 1st United Bank. These transactions include business services provided to 1st United Bank, loans, commitments, lines of credit, and letters of credit, any of which may, from time to time, exceed $120,000. All loans included in these transactions were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with other persons who were not affiliates of 1st United Bank and, in the opinion of management, did not involve more than the normal risk of collectability or presented other unfavorable features. Our Board of Directors approved all of these transactions. Additional transactions with these persons and businesses are anticipated in the future. As of December 31, 2013, the amount of credit extended to directors, executive officers and their affiliates in the aggregate was approximately $12.7 million.

We recognize that transactions between us and any of our directors or executive officers can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than our and our shareholders’ best interests. Therefore, as a general matter, it is our preference to avoid these types of transactions. Nevertheless, we recognize that there are situations where these types of transactions may be in, or may not be inconsistent with, our best interests. Therefore, we have adopted formal written procedures that require the Audit Committee of our Board of Directors to review and, if appropriate, to approve or ratify each of these transactions. Pursuant to the procedures, the Audit Committee will review any transaction in which we are or will be a participant and the amount involved exceeds $120,000, and in which any of our directors or executives had, has or will have a direct or indirect material interest. After its review, the Audit Committee will only approve or ratify those transactions that are in, or are not inconsistent with, our and our shareholders’ best interests, as the Committee determines in good faith.

Additionally, for the year ended December 31, 2013, we made lease payments totaling $136,000 to South County Road, Inc., a company controlled by Carlos Morrison, one of our directors, for property used for one of 1st United Bank’s branches. The approximate dollar value of Mr. Morrison’s interest in the foregoing transaction, without regard to profits or losses, is $136,000.

1st United Bancorp, Inc. │ Notice of Annual Meeting and Proxy Statement 17

EXECUTIVE OFFICERS

The names, ages, and current positions of our executive officers as of the record date are listed in the table below. If an executive officer is also a nominee for director, then his biography is presented in “Proposal 1 –Election of Directors – Information Concerning the Nominees and Directors” beginning on page 8. Executive officers are elected annually by the Board of Directors at its meeting following the Annual Meeting of Shareholders to serve for one-year terms and until their successors are elected and qualified. There are no familial relationships among the executive officers nor is there any agreement or understanding between any officer and any other person pursuant to which the officer was elected.

Name	Age	Position
Wade E. Jacobson	45	Executive Vice President, Chief Lending Officer, 1st United Bank
John Marino	50	President
Warren S. Orlando	71	Chairman of the Board of Directors
Lawrence Ostermayer	61	Senior Vice President, Credit Administration, 1st United Bank
Rudy E. Schupp	63	Chief Executive Officer

Wade E. Jacobson, 45, has been the Executive Vice President, Chief Lending Officer for 1st United Bank since March 2007. Prior to that time, Mr. Jacobson served as Senior Vice President, Team Leader Business Banking for 1st United Bank from July 2003 (when he joined 1st United Bank) until his promotion in March 2007. Mr. Jacobson began his career with Barnett Bank in the Management Associate Training Program in 1990 and rose to the position of Vice President Relationship Manager within that organization. He held positions of increasing responsibility in lending production with SunTrust from 1998 until 2000, and Republic Security Bank and Wachovia from 2000 until 2003. Mr. Jacobson is a graduate of Clemson University and holds a Bachelor’s Degree in Finance.

Lawrence Ostermayer, 61, joined 1st United Bank in September of 2003 and currently holds the position of Senior Vice President, Credit Administration. Mr. Ostermayer was employed by RBC Centura Bank as Senior Credit Risk Manager – South Florida and Special Loan Group Manager Florida and Georgia from 2002 until joining 1st United Bank. From 1998 until 2002 Mr. Ostermayer worked with Republic Security/Wachovia in Business Banking and Special Assets. Mr. Ostermayer was with Barnett Bank/Bank of America from 1986 until 1998 managing all aspects of the credit process in the Florida counties of Palm Beach, Martin, Okeechobee, and Highlands. Mr. Ostermayer is a graduate of Salem College and holds a Bachelor of Science in Business Administration.

18 1st United Bancorp, Inc. │ Notice of Annual Meeting and Proxy Statement

Compensation Discussion and Analysis

Executive Overview

1st United’s Performance Highlights for 2013

1st United had another outstanding year with respect to every metric we measure ourselves against. Specifically, 1st United:

Continued our prudent, but aggressive growth:

•	Grew total assets by 17.63% to $1.85 billion;
•	Continued our expansion from Southeast Florida’s major markets to Florida’s coveted Central Florida markets;
•	Acquired and integrated the Palm Beach-based Enterprise Bank ($212 million in assets);
•	Achieved an above average net interest margin in comparison to our public bank benchmark group; and
•	Retained sufficient excess capital to acquire additional Florida banks in the future.

Increased shareholder value:

•	Posted a 45% increase in net income;
•	Paid a special one-time dividend of $0.10 per share;
•	Paid a quarterly dividend of $0.01 per share; and
•	Announced a 100% increase in the quarterly dividend to $0.02 per share beginning in first quarter of 2014;

Maintained prudent lending discipline:

•	Showed among the lowest ratios of non-performing assets to total assets in comparison to our public bank benchmark group; and
•	Reported a position of having fully 22% of our loan portfolio under FDIC loss share.

Pay for Performance

We have a fundamental pay for performance orientation in our executive compensation programs, with major components revolving around the achievement of important financial and operational initiatives and influenced by the judgment of the Board and our Compensation Committee. We strive to have a significant portion of our executive officers’ total compensation “at risk” each year. We believe our executives should be rewarded when 1st United’s performance is exemplary. Similarly, we believe our executives’ compensation should contract when we fail to meet our expectations.

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(1)	Includes base annual cash compensation and all other compensation. We do not include the change in pension value amount that appears in the Summary Compensation Table because we believe it does not necessarily reflect the actual value received or to be received by the CEO, but rather it reflects an actuarial amount.
(2)	Includes reported value of stock awards and nonequity incentive plan compensation.

(1)	Excludes change in pension value amount that appears in the Summary Compensation Table because we believe it does not necessarily reflect the actual value received or to be received by the CEO, but rather it reflects an actuarial amount.

20 1st United Bancorp, Inc. │ Notice of Annual Meeting and Proxy Statement

Best Practices for Executive Compensation

We believe that strong corporate governance practices are the foundation for strong operating results. That is why we have been proactive in adopting “best practices” with regard to executive compensation. For example, we:

Implement best practices with executive compensation programs:

•	Prohibit equity grant re-pricing without shareholder approval;
•	Maintain robust share ownership requirements for all directors and our Chief Executive Officer;
•	Prohibit the “reload” of equity grants;
•	Require 10-year vesting schedules for restricted stock awards under the new founding executive officer restricted stock plan;
•	Maintain the 2013 Incentive Plan, which includes provisions for claw backs and no accelerated vesting for a potential change in control, unless an actual change in control occurs;
•	Award no guaranteed bonuses;
•	Allocate a significant portion of directors’ fees in stock; and
•	Include a three year total shareholder return (TSR) metric relative to our benchmark group to the determination of the equity portion of annual compensation.

Maintain strong governance over executive compensation decisions:

•	Ask shareholders for an annual advisory say-on-pay vote;
•	Require approval by the Board of Directors for all equity grants;
•	Maintain a compensation committee that is 100% independent;
•	Elect a lead independent director; and
•	Empower our shareholders with majority vote Bylaws with a director resignation policy.

Effect of 2013 Say-on-Pay Vote on Compensation Decisions

At our 2013 Annual Meeting, our shareholders approved, on a nonbinding advisory basis, our executive compensation (a “say-on-pay vote”). Out of the 26,601,810 votes cast (excluding abstentions and broker nonvotes), our shareholders cast 19,184,053 shares, or 72.1%, “For” approval of our executive compensation. This was a slight improvement from the results of the vote in 2012 when 70.0% of our shareholders voted “For” approval of our executive compensation.

We pride ourselves on our responsiveness to shareholder concerns and our commitment to returning value to our shareholders. As a result of say-on-pay feedback received over the last couple of years, we engaged a number of our major institutional investors to review our executive compensation programs and related governance practices. As a result of these meetings, a review of proxy advisory reports and ensuing board dialogue, in early 2012, the Compensation Committee recommended to the Board of Directors changes to the executive compensation program and the Board of Directors approved such changes to better align executive compensation with performance. In addition, the Compensation Committee and Corporate Governance Committee recommended to the Board of Directors additions and modifications to several governance practices and guidelines and the Board of Directors approved such changes. In 2013, we had further discussions with a number of our institutional investors regarding our executive compensation program. We learned from these discussions. As a result, we introduced the use of multiple performance measures for our Quarterly Cash Incentive Plan in which our founding executive officers participate as well as sought to create an even stronger link to total shareholder return for all incentive programs.

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We have strengthened our executive compensation program by:

•	Adding a relative three-year total shareholder return in relation to our benchmark group;
•	Eliminating automatic grants of stock options to our founding executive officers and replacing the stock option grants with an annual restricted stock award opportunity based on specific annual financial and operational performance criteria;
•	Substantially decreasing the amount of fixed compensation and increasing the amount of compensation “at risk” for our founding executive officers;
•	Placing a limit on the total bonus payable under the Quarterly Cash Incentive Plan equal to the amount of the highest base salary paid to any named executive officer;
•	Placing a further limit on the total bonus payable under the Quarterly Cash Incentive Plan by reducing the bonus to the extent that specific performance objectives are not met; and
•	Instituting a holdback equal to 25% of the Quarterly Cash Incentive Plan, which is subject to claw back if the aggregate award would have been less if determined annually than if determined quarterly.

Compensation Philosophy

The Compensation Committee of the Board of Directors formulates and administers the compensation program for our executive officers. Mr. Schupp recommends to the Compensation Committee the compensation for the other named executive officers. Our executive compensation program is designed to:

•	support the creation of long-term shareholder value;
•	attract, retain and motivate high-quality, high-performing executive leadership with the talent and expertise to foster strong business results and enhance shareholder value; and
•	avoid imprudent risk-taking.

Our principal business requires a careful balance between the interests of strict regulators and the sometimes diverse interests of shareholders and customers. This complex balancing is made even more difficult because our subsidiary, 1st United Bank, is a high growth, commercial bank situated in growing banking markets where it must, among other things, compete with the operations of larger financial service providers while navigating through the challenges of a weaker regional and national economy. In addition, we have implemented a significant merger and acquisition strategy. Significant, often irreversible, decisions affecting the intermediate and long-term future of the business are a consistent part of executive officer decision-making. It is difficult in the short-term to measure precisely the impact that good and bad decisions in these areas will have on long-term prospects, particularly as so many impinging factors are external to us. As a result, it is extremely important for us to attract, develop and retain executive officers with strong business acumen and commercial banking skills, which may not have been necessary to run a “traditional, mature” bank in years past, but are imperative in light of our current strategy, economic environment and circumstances.

It is important to align the interests of our executive officers and shareholders, therefore it is vital that we provide our executive officers with total compensation that encourages them to make decisions that are designed to support long-term value creation, which will often require substantial outlays of capital, the avoidance of which would otherwise result in the attainment of higher short-term financial results while sacrificing the achievement of long-term shareholder value. Executive officers with proven successful track records, bank acquisition skills, and knowledge of the demands of Florida community banking are extremely valuable and are a limited resource. These individuals are sought after by our competitors. The risks and costs to identify and recruit successor executive officers would be significant.

Compensation Policies

How We Determine What to Pay

We believe that it is most appropriate to focus primarily on each executive officer’s total compensation opportunity, ensuring that it is competitive with other similar opportunities, taking into consideration factors such as the character, size, scope, and performance of the Company and 1st United Bank, as well as the elements of compensation that are performance-based. In addition, although executive officers have somewhat different views about the value they attach to the various elements of compensation, in general we believe that our executive officers must place their highest value on future compensation to encourage long-term value creation.

22 1st United Bancorp, Inc. │ Notice of Annual Meeting and Proxy Statement

When allocating total compensation among individual compensation components, it is our practice to make a significant portion of each executive officer’s total compensation opportunity performance-based, reflecting both upside potential and downside risk. In addition, as a means of aligning the interests of our executive officers with the interests of our shareholders and long-term value, we believe that executive officers should have a significant and continuing equity interest in the Company. The Compensation Committee reviews each compensation component offered to the executive officers to ensure that it is competitive relative to other opportunities and that it meets the Company’s view of fairness, consistency, retention, and motivation.

How the Founding Executives Officers are Compensated

We view compensation decisions affecting our founding executive officers (Messrs. Orlando, Schupp, and Marino) separate from our other executive officers. An integral element of our market strategy is to capitalize on and leverage the prior experience of our founding executive officers, including their extensive experience with bank mergers and acquisitions, particularly buying, turning-around, and growing troubled banks. In mid-2003, Messrs. Orlando, Schupp, and Marino caused the change of control of a $45 million asset troubled bank with a history of losses, recapitalized it, changed the management, the Board of Directors and the overall business plan of the troubled bank, and renamed the previously troubled bank as “1st United Bank.” We believe these founding executive officers were and are central to our ability to create value, and the Compensation Committee believes it is in our shareholders’ interests that their compensation be structured in a manner which most appropriately encourages desired behaviors to reach desired results.

Pay Must Be Based On Performance, Not Formulas

The decisions regarding any one of base pay, cash incentive compensation, retirement savings, or equity-based compensation influence decisions regarding the others only to the extent that total compensation opportunity must be competitive with similar opportunities, given our character and growth strategy, and individual performance. Decisions regarding personal benefits and perquisites do not influence decisions regarding other compensation elements. We believe that the perquisites and other personal benefits available to our executive officers are customary offerings for persons in key executive positions in the publicly traded community banking industry and, as such, are necessary to remain competitive with other opportunities. Further, we believe that perquisites such as club memberships and automobile privileges are also necessary to promote client development and client retention efforts.

We further believe that there needs to be clarity in the underlying measures that give rise to total compensation for executive officers while striking a balance between strictly formula-driven measures and subjective measures, as a strict focus on the quantitative measures can lead to unintended consequences. The Compensation Committee therefore uses its judgment in recommending executive officer compensation to the Board of Directors.

Compensation Programs Design

Goals

Our executive compensation program is designed to:

•	attract, retain and motivate senior executives and other key employees who are vulnerable to overtures from key competitors and out-of-area banks;
•	motivate skilled executive officers through compensation plans that promote decisions which are aligned with the long-term interests of shareholders and non-shareholder constituencies;
•	ensure that executive officers’ efforts (i) represent an appropriate balance between short and long-term goals, as well as between operational and financial measurements, and (ii) focus on meeting the needs of important non-shareholder parties, such as customers, bank regulators and employees, in ways that build long-term value; and
•	encourage executive officers to act in ways that are consistent with our strategies, risk appetite, interests and core values.

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Impact of Performance on Compensation

Our executive officers have extensive experience in buying, integrating, turning-around and growing troubled and healthy banks. Since 2003, we have succeeded with four whole bank transactions, one transaction involving select branches, deposit liabilities, and loans, and three failed banks purchased from the FDIC. Our management team also has extensive public company experience, primarily with publicly held banks. In 2009, the named executive officers accomplished an initial public offering, raised more than $80 million of additional capital, and listed the company’s stock on the NASDAQ Global Market under the symbol “FUBC”. In March 2011, this team raised $34 million in equity capital in an additional public offering. As of December 31, 2013, 1st United had more than $1.8 billion in consolidated assets. We believe the named executive officers were and are central to our ability to create value, and the Compensation Committee believes it is in shareholders’ interests that their compensation be structured in a manner which most appropriately encourages desired behaviors in order to reach desired results.

We believe that future increases in executive compensation should be tied to our success through a combination of base salary, cash incentive compensation, retirement plans, and the potential value of the Common Stock underlying the named executive officers’ equity-based compensation.

For details of each named executive officer’s employment agreement with 1st United, see the section of this Proxy Statement entitled “INFORMATION ABOUT EXECUTIVE COMPENSATION.”

Elements of Compensation

Total Compensation

Our total compensation for our named executive officers consists of four components:

•	Base salary;
•	Annual cash incentive compensation;
•	Equity-based compensation; and
•	Retirement plans, other benefits and perquisites.

Base Salary

We provide our named executive officers with base pay because we recognize that cash is an important component of compensation and is highly valued by executive officers. Based upon factors such as market comparison data, regional competition and business judgment, we believe that we provide our executive officers with base pay that is competitive with their base pay opportunity at healthy comparable companies.

Upon their hire in mid-2003, Messrs. Orlando, Schupp, and Marino received an annual base salary of $62,500, $125,000 and $125,000, respectively. This base pay remained unchanged until April 1, 2005 when 1st United first achieved $150 million in assets and profitability. Upon reaching these benchmarks, the annual base pay for Messrs. Orlando, Schupp, and Marino was increased to $125,000, $250,000 and $250,000, respectively, in accordance with the terms of their respective employment agreements. Those base salaries were then subject to annual adjustments. We have since increased the base salaries of Messrs. Orlando, Schupp, and Marino to $182,000, $364,000, and $327,000, respectively.

Mr. Schupp recommends the base pay for each of Messrs. Jacobson and Ostermayer, which is approved by the Compensation Committee. In 2013, Messrs. Jacobson and Ostermayer received a base salary at the annual rate of $208,000 and $166,000, respectively. These base salary amounts are periodically reviewed based on the factors discussed above.

Annual Cash Incentive Compensation

We provide our executive officers with a cash incentive opportunity as one element of total compensation opportunity intended to be both “at risk” and performance-based. The Compensation Committee believes that cash incentives for our named executive officers should be tied directly to our earnings performance. The Compensation Committee considered factors such as the appropriate balance of cash compensation within the context of total compensation opportunity, the level of incentive needed to motivate executive officers to achieve planned corporate earnings levels, and other factors that the Compensation Committee deemed relevant, including historical cash incentive payments, and determined that the annualized earning opportunity through a cash incentive should range between 75% to 100% of base compensation.

24 1st United Bancorp, Inc. │ Notice of Annual Meeting and Proxy Statement

Quarterly Cash Incentive Plan. Pursuant to their employment agreements, Messrs. Orlando, Schupp, and Marino have each been eligible for a cash incentive earning opportunity equal to one percent, two percent and two percent, respectively, of our consolidated pre-tax earnings, paid quarterly, excluding certain extraordinary items and excluding restructuring charges and other charges relating to mergers, acquisitions or transactions of similar effect, for financial reporting purposes.

Beginning in 2012, we reduced the total cash incentive payable to Messrs. Orlando, Schupp, and Marino under the Quarterly Cash Incentive Plan by limiting the payouts to the highest base salary paid to any of our named executive officers in the case of Messrs. Schupp and Marino, and 50% of the highest base salary paid to any of our named executive officers in the case of Mr. Orlando. This limitation reduces the maximum cash incentive target from 125% of base compensation. In addition, each quarter, only 75% of the quarterly cash bonus earned is paid to the executives. The remaining 25% of the quarterly cash bonus earned is withheld by the Company and is subject to a claw back as follows: each year, after we have filed our Annual Report on Form 10-K with the Securities and Exchange Commission, we will calculate what Messrs. Orlando, Schupp, and Marino would have earned under the Quarterly Cash Incentive Plan if the aggregate cash incentive was based on an annual calculation rather than a quarterly calculation. If we calculate a lower cash incentive payment under the annualized method, then we will reduce the 25% held back under the Quarterly Cash Incentive Plan accordingly.

In 2013, after carefully listening to our shareholders, we added performance measures to the Quarterly Cash Incentive Plan. The amount of the cash incentive bonus payments Messrs. Orlando, Schupp, and Marino were previously eligible to receive under their employment agreements now operate as a cap such that the executive officers are only eligible to receive the full amount of the quarterly cash bonus if we meet or exceed 100% of certain corporate performance measures.

	Goal	Actual	Actual Payout (%)
Financial Performance (75%)
Adjusted pre-tax net income (37.5%)	$12.8	$13.5	100.0
Adjusted non-performing asset/asset ratio to benchmark (15%)	2.22%	1.87%	100.0
Adjusted net interest margin compared to benchmark (15%)	4.56%	5.29%	100.0
Efficiency ratio compared to benchmark (7.5%)	74.7%	74.9%	99.7
Operational Performance (25%) – (Not disclosed)(1)	N/A	N/A	100.0

(1)	Under federal law, we are prohibited from disclosing examination results to the public. Therefore, our operational performance goals, which include confidential examination results, cannot be disclosed. In 2013, Messrs. Orlando, Schupp, and Marino achieved a total payout of the full 25% available for operational performance. The operational performance goals are designed to balance risk taking with safety and soundness. There is a risk that payments will not be made at all and a substantial risk that the payments will be made at less than 100% of the target amount. The achievement of the goals may be affected by several factors not entirely controlled by the named executive officers.

With respect to fiscal 2013, Messrs. Orlando, Schupp, and Marino received $112,320, $224,640, and $224,640, respectively, of total cash incentive compensation pursuant to the Quarterly Cash Incentive Plan.

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Management Incentive Compensation Program. Mr. Schupp recommends to the Compensation Committee any cash incentive plan or opportunity for Mr. Jacobson under the Management Incentive Compensation Program. Under the program, he is eligible each quarter for cash incentive compensation based on measures of achievement of performance targets: the budgeted growth in loan portfolios (weighted target of 26.25%), growth in new lending (weighted target of 26.25%), associated new deposit growth (weighted target of 11.25%), achievement of pre-tax 1st United Bank earnings (weighted target of 10%), fee income (weighted target of 11.25%) and the execution of management responsibilities (weighted target of 15%). His bonus is calculated by multiplying his quarterly salary by the weighted target by the specific payout percentage. Specific payout percentages are based on the extent to which actual results exceed the goals. We set forth the specific possible and actual payout percentages below. Evaluation of the degree to which Mr. Jacobson executed his management responsibilities and achieved that goal is a subjective determination. Mr. Jacobson’s incentive compensation is capped at 50% of his base salary. In 2013, Mr. Jacobson’s goals compared to actual results were as follows:

Dollars in Thousands
Goals	Possible Incentive Percentage	Q1 Goal	Q1 Actual	Q2 Goal	Q2 Actual	Q3 Goal	Q3 Actual	Q4 Goal	Q4 Actual	Total
Loan growth (26.25%)
	Equal to Budget (30%)	$919.4	$924.4	$927.8	$931.9	$942.39	$ 965.5	$956.7	$980.8
	4% above budget (40%)	956.2	n/a	964.9	n/a	980.0	n/a	985.4	n/a
	7% above budget (50%)	983.8	n/a	992.8	n/a	1,008.3	n/a	1,023.7	n/a
	Actual Payout Percentage		30%		30%		30%		30%	30%
Loan production (26.25%)
	100%-120% (10%)	$42.0	n/a	$42.0	n/a	$42.0	n/a	$42.0	n/a
	121%-140% (20%)	50.8	n/a	50.8	n/a	50.8	n/a	50.8	n/a
	141%-160% (30%)	59.2	$63.5	59.2	n/a	59.2	n/a	59.2	n/a
	161%-180% (40%)	67.6	n/a	67.6	$74.9	67.6	n/a	67.6	$73.6
	Over 181% (50%)	76.0	n/a	76.0	n/a	76.0	$92.5	76.0	n/a
	Actual Payout Percentage		30%		40%		50%		40%	40%
Fee Income (11.25%)
	100%-120% (10%)	$210.0	n/a	$210.0	n/a	$210.0	n/a	$210.0	n/a
	121%-140% (20%)	254.1	n/a	254.1	n/a	254.1	n/a	254.1	n/a
	141%-160% (30%)	296.1	n/a	296.1	n/a	296.1	n/a	296.1	n/a
	161%-180% (40%)	338.1	n/a	338.1	n/a	338.1	n/a	338.1	n/a
	Over 181% (50%)	380.1	$424.0	380.1	$427.0	380.1	$512.0	380.1	$544.0
	Actual Payout Percentage		50%		50%		50%		50%	50%
Deposit Production (11.25%)
	100%-120% (10%)	$13.0	n/a	$14.3	n/a	$14.3	n/a	$14.3	$11.3
	121%-140% (20%)	15.7	n/a	17.3	n/a	17.3	$17.5	17.3	n/a
	141%-160% (30%)	18.3	n/a	20.2	n/a	20.2	n/a	20.2	n/a
	161%-180% (40%)	20.9	n/a	23.0	$23.3	23.0	n/a	23.0	n/a
	Over 181% (50%)	23.5	$32.2	25.9	n/a	25.9	n/a	25.9	n/a
	Actual Payout Percentage		50%		40%		20%		0%	20%
Management Responsibilities (15.0%)
	Actual Payout Percentage		15%		15%		15%		15%	15%
Earnings (10.0%)
	100%-104% (10%)	$2.77	2.83	$3.03	2.86	$3.38	3.45	$3.70	n/a
	105%-109% (20%)	2.91	n/a	3.18	n/a	3.55	n/a	3.89	n/a
	110%-114% (30%)	3.05	n/a	3.33	n/a	3.72	n/a	4.07	n/a
	115%-119% (40%)	3.19	n/a	3.48	n/a	3.89	n/a	4.26	n/a
	Over 120% (50%)	3.32	n/a	3.64	n/a	4.06	n/a	4.44	4.46
	Actual Payout Percentage		10%		0%		10%		50%	20%

For 2013, Mr. Jacobson’s maximum payout was $104,000 of which he earned $74,992 or approximately 72% of the maximum payout. The specific payout percentages for each goal are stated above. Further, should any loan we originate become adversely classified within 36 months of its closing date and the loan had been the subject of a previously paid incentive payment under this program, the previously paid incentive amount will be deducted from the next total incentive payment made to Mr. Jacobson.

26 1st United Bancorp, Inc. │ Notice of Annual Meeting and Proxy Statement

Senior Executive Incentive Compensation Program. Mr. Schupp recommends to the Compensation Committee any cash incentive plan or opportunity for Mr. Ostermayer under the Senior Executive Incentive Compensation Program. Under the program, he is eligible annually for cash incentive compensation based on measures of achievement of financial (50%) and operational (50%)goals times a CEO factor of positive or minus 10%. The financial components include: pre-tax net income to the budgeted (30.0%), annual loans outstanding to budget (20.0%), efficiency ratio to benchmark group (15%), net interest margin to benchmark group (20%) and NPA to asset ratio compared to the benchmark group (15%). Operational goals include annual bank safety and soundness examination rating for the calendar year (75% of the 50%) and specialty area examination results for FDIC loss share, BSA, CRA, IT (25% of the 50%). Mr. Ostermayers’s incentive compensation is capped at 30% of his base salary. In 2013, Mr. Ostermayer’s goals compared to actual results were as follows:

Dollars in millions

Goals	Possible Incentive Percentage	Goal	Actual
	Pre-tax net income (15%)
	120% of Budget (100%)	$15.3	n/a
	110% of Budget (75%)	14.1	n/a
	100% of Budget (50%)	12.8	$13.5
	90% of Budget (25%)	11.5	n/a
	Actual Payout Percentage		50%

	Annual loans outstanding (10%)
	120% of Budget (100%)	$1,153.8	n/a
	110% of Budget (75%)	1,057.7	$1,134
	100% of Budget (50%)	961.5	n/a
	90% of Budget (25%)	865.3	n/a
	Actual Payout Percentage		75%

	Non-performing asset/asset ratio to benchmark (7.5%)
	<90% of Benchmark Group (100%)	< 2.00%	1.87%
	90.1% to 100% of Benchmark Group (75%)	2.00-2.22	n/a
	100.1% to 110% of Benchmark Group (50%)	2.22-2.44	n/a
	Actual Payout Percentage		100%

	Net interest margin compared to benchmark (10%)
	>110% of Benchmark Group (100%)	> 5.02%	5.29%
	90.1% to 110% of Benchmark Group (75%)	4.10-5.02	n/a
	<90% of Benchmark Group (50%)	< 4.10	n/a
	Actual Payout Percentage		100%

	Efficiency ratio compared to benchmark (7.5%)
	<90% of Benchmark Group (100%)	<67.3%	n/a
	90.1% to 100% of Benchmark Group (75%)	67.3-74.7	n/a
	100.1% to 110% of Benchmark Group (50%)	>74.7	74.9%
	Actual Payout Percentage		50%

	Operational Performance (50%) – (Not disclosed)(1)	n/a	n/a
	Actual Payout Percentage(2)		100%

(1)   Under federal law, we are prohibited from disclosing examination results to the public. Therefore, our operational performance goals, which include confidential examination results, cannot be disclosed. In 2013, Mr. Ostermayer achieved a total payout of the full 50% available for operational performance. The operational performance goals are designed to balance risk taking with safety and soundness. There is a risk that payments will not be made at all and a substantial risk that the payments will be made at less than 100% of the target amount. The achievement of the goals may be affected by several factors not entirely controlled by the named executive officers.

(2)   Mr. Ostermayer’s incentive compensation was not changed by the CEO factor.

Equity-Based Compensation

Restricted Stock Awards. The portion of the executive officers’ total compensation comprised of equity-based compensation is intended to reward longer-term performance, retain the executive officers, allow visibility to the longer-term outcomes of current period decisions, and more closely align the interests of our executive officers with the interests of our shareholders, all of which are intended to support the creation of long-term shareholder value.

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Each year, Messrs. Orlando, Schupp, and Marino have the opportunity to earn an award with a value equal to 50% of the highest base salary paid to any of our named executive officers, with the number of shares to be granted being based on the fair market value of our Common Stock as of the last business day in February after the year in which the award is earned. The award will vest in ten (10) equal annual installments, except that the award will immediately vest if the executive’s employment is terminated not for “cause” (as that term is defined in their employment agreement), there is a “Change of Control” (as that term is defined in their employment agreement), or the executive dies or becomes subject to a “Disability” (as that term is defined in their employment agreement). The awards are determined based on the following metrics:

Financial Performance (75%)

•	Relative three year total shareholder return (“TSR”) in relation to benchmark group (20% weight of the 75%)
•	Adjusted pre-tax net income budget achievement (30% weight of the 75%)
•	Non-performing asset/asset ratio to benchmark group mean (uncovered assets) (20% weight of the 75%)
•	Net interest margin compared to benchmark group mean (20% weight of the 75%)
•	Efficiency ratio to benchmark group mean (10% weight of the 75%)

Operational Performance (25%)

•	Annual bank safety and soundness examination rating for calendar year (75% weight of the 25%)
•	Specialty area examination results FDIC loss share, BSA, CRA, IT (25% weight of the 25%)

Any restricted stock award is accompanied by a supplemental cash award in the amount of the federal income tax liability of the executive resulting from the restricted stock award. Because the tax liability arises as the shares vest, the supplemental cash award is paid over a ten-year period. The supplemental cash award allows the executive to retain all of the shares he receives, rather than having to sell a portion of the shares to satisfy any tax obligation. This supports our philosophy of ownership expectations and aligns the interests of our executives with those of the shareholders.

For the fiscal year ended December 31, 2013, the maximum award value was set at $182,000 (50% of the current highest base salary of a named executive officer on date of grant). The actual payout value of the award was $155,113, which represented 80% of the maximum award. Based on the closing price of our common stock of $6.08 on February 29, 2013, to pay the award we granted 25,512 shares of restricted stock to each of Messrs. Orlando, Schupp, and Marino. For Messrs. Orlando, Schupp, and Marino; the 2013 award was based on meeting objective goals compared to actual results for the fiscal year ended December 31, 2012 as follows:

	Goal	Actual	Actual Payout (%)
Financial Performance (75%)
Adjusted pre-tax net income (30%)	$10.2	$8.3	81.0
Adjusted non-performing asset/asset ratio to benchmark (20%)	3.57%	1.64%	100.0
Adjusted net interest margin compared to benchmark (20%)	4.29%	4.28%	100.0
Efficiency ratio compared to benchmark (10%)	73.5%	74.7%	98.0
Operational Performance (25%) – (Not disclosed)(1)	N/A	N/A	100.0

(1)	Under federal law, we are prohibited from disclosing examination results to the public. Therefore, our operational performance goals, which include confidential examination results, cannot be disclosed. In 2012, Messrs. Orlando, Schupp, and Marino achieved a total payout of the full 25% available for operational performance. The operational performance goals are designed to balance risk taking with safety and soundness. There is a risk that payments will not be made at all and a substantial risk that the payments will be made at less than 100% of the target amount. The achievement of the goals may be affected by several factors not entirely controlled by the named executive officers.

28 1st United Bancorp, Inc. │ Notice of Annual Meeting and Proxy Statement

Stock Option Awards. Messrs. Jacobson and Ostermayer each are eligible to receive periodic equity awards in the form of incentive stock options, as recommended by Mr. Schupp and approved by the Compensation Committee and the Board of Directors. Options granted in 2013 to Messrs. Jacobson and Ostermayer were granted pursuant to the 1st United Bancorp, Inc. 2008 Incentive Plan and vest ratably over seven years on anniversaries of the date of grant. Options awarded after May 28, 2013 will be granted pursuant to the 2013 Incentive Plan. If Messrs. Jacobson’s and Ostermayer’s employment is terminated due to death, disability, or normal or early retirement after age 65, then the executive officer will have 180 days to exercise the options that were exercisable at the date of termination. Upon a change of control, all unvested options immediately vest. If Messrs. Jacobson and Ostermayer are terminated for any other reason, including for “cause,” no unexercised options may be exercised on or after the effective date of termination or, if for cause, once we deliver the termination notice.

For details of the option grants, see the footnotes to the Summary Compensation Table in the section of this Proxy Statement entitled “INFORMATION ABOUT EXECUTIVE COMPENSATION.”

Retirement Plans, Other Benefits and Perquisites

General. We provide our executive officers with a comprehensive benefits program, which includes health, major medical, life insurance, post-employment compensation, and other personal benefits (perquisites) provided in the employment agreements for Messrs. Orlando, Schupp, and Marino, or as recommended by Mr. Schupp in the case of Messrs. Jacobson and Ostermayer. These benefits are an integral part of the total compensation package for the executive officers, and the aggregate value is included in the information reviewed by the Compensation Committee. In addition, we believe that the intrinsic value placed on personal benefits by the executives is generally greater than the incremental cost of these benefits.

Benefits Generally Available to Active Employees. Executives are eligible for all health and major medical programs offered to exempt employees, including medical, dental and vision coverage, use of our employee assistance program, short- and long-term disability, and paid time off.

We maintain one retirement plan, which qualifies for favorable tax treatment under the Internal Revenue Code: a defined contribution 401(k) plan. This plan is available to all Company and 1st United Bank employees. Each of the named executive officers participates in the 401(k) plan. We match 33% of the first 6% of eligible wages contributed by employees.

Additional Personal Benefits. 1st United provides our named executive officers with certain perquisites not generally available to other employees, including:

•	Supplemental Executive Retirement Plan (See “INFORMATION ABOUT EXECUTIVE COMPENSATION — Pension Benefits” for additional information on this plan) (provided to Messrs. Orlando, Schupp, and Marino only);
•	club memberships (provided to Messrs. Orlando, Schupp, and Marino only);
•	automobile privileges; and
•	family health and dental benefits not otherwise provided to employees (provided to Messrs. Orlando, Schupp and Marino only).

The personal benefits are considered part of the overall executive compensation program and are presented in this light: (i) as part of the total compensation package recommended by the Compensation Committee and approved by the Board of Directors, (ii) as part of the Compensation Committee’s review of each executive officer’s annual total compensation, and (iii) in compensation discussions with executive officers. The Compensation Committee believes the benefits the Company and the individual derive from these perquisites more than offset their costs.

Elements of Post-Employment Compensation. We have entered into employment agreements and maintain supplemental executive retirement plans, or “SERPs,” that will require the Company and 1st United Bank to provide compensation to our founding executive officers, Messrs. Orlando, Schupp, and Marino, in the event of a termination of employment or a change in control of the Company or 1st United Bank. We have entered into an employment agreement with Mr. Jacobson, but not Mr. Ostermayer.

We believe that in a change in control situation, it is extremely important to secure the dedicated attention of our executive officers whose personal positions are at stake and to whom other opportunities are readily available. We further believe that change in control arrangements defining specific compensation and benefits payable under such circumstances enable executive officers to put aside personal financial and career objectives and focus on maximizing shareholder value. We also believe that our change in control arrangements improve the likelihood that we will retain Messrs. Orlando, Schupp, Marino, and Jacobson in times of uncertainty.

1st United Bancorp, Inc. │ Notice of Annual Meeting and Proxy Statement 29

We also provide Messrs. Orlando, Schupp, Marino, and Jacobson with termination payments and other benefits upon separation, death or disability. We believe these payments and benefits are fundamental to attracting and retaining qualified executive officers because they enable them to focus on achieving our performance goals without being distracted by career objectives and personal financial goals. For a discussion of these benefits upon termination of employment, see “INFORMATION ABOUT EXECUTIVE COMPENSATION – Payments Upon Termination of Employment.”

The Compensation Committee regards the change in control and termination payments and benefits payable under the employment agreements and the SERPs as part of the total compensation opportunity available to our executive officers, and these payments and benefits impact decisions made recognizing the retirement benefits available to the executive officers’ other market opportunities.

The Compensation Committee used its business judgment when considering the appropriateness of the change in control and termination payments available under the employment agreements, taking into account factors such as the opportunities available in the marketplace for executive officers with proven track records, the risks and costs associated with losing key executives in times of uncertainty, the intrinsic value of these payments and benefits to the key executives relative to the expertise and industry experience those executives bring to us, and what the Compensation Committee believes to be the standard practice for banking executives.

When considering the appropriateness of the payments and benefits available to Messrs. Orlando, Schupp, and Marino under the SERPs, the Compensation Committee used its business judgment to define what it views as a fair benefit ratio for a retirement surrogate plan, based on disability policies, defined contribution retirement plans, and other programs it deemed appropriate. In prior years, the Compensation Committee also consulted with Equias Alliance, LLC, which gave comfort that the benefit ratio under the SERPs in a change in control scenario is competitive. For a discussion of the benefits payable under the SERPs, see “INFORMATION ABOUT EXECUTIVE COMPENSATION – Pension Benefits.”

The Compensation Committee has reviewed the achievements of the executive team since 2003 and has assessed the Company’s success in navigating through, what is believed to be, a severe economic recession, in one of the hardest hit states for banking. In doing so, it believes that the Board of Directors has had the opportunity to assess the actual outcomes of the balance of risk and reward that its compensation philosophy, processes and practices, as expressed through the executive officer compensation program established in 2003, have produced. The Compensation Committee is satisfied that the executive officer compensation program reflects a mix of compensation elements that have produced an appropriate balance of risk and reward for the Company and its named executive officers.

Impact of Regulatory Requirements

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code imposes a $1.0 million limit on the amount that a publicly traded company may deduct for compensation paid to an executive officer who is employed on the last day of the fiscal year. “Performance-based compensation” is excluded from this $1.0 million limitation. A compensation arrangement will not qualify as “performance-based compensation” if the payment to the executive is triggered by termination, whether that be by the company without cause or by the executive due to good reason or retirement. In general, our policy is to provide compensation that we may fully deduct for income tax purposes. However, in order to maintain ongoing flexibility of our compensation programs, our Compensation Committee may from time to time approve annual compensation that exceeds the $1.0 million limitation. We recognize that the loss of the tax deduction may be unavoidable under these circumstances.

Tax and Accounting Considerations

The Compensation Committee carefully considers the tax impact of our compensation programs on us as well as on our executive officers. The Compensation Committee believes that decisions regarding executive compensation should be primarily based on whether they result in positive long-term value for our shareholders, customers, employees and other important stakeholders. However, in light of the competitive nature of the market for executive talent, the Compensation Committee believes that it is more important to ensure that our executive officers remain focused on building shareholder value than to use a particular compensation practice or structure solely to ensure tax deductibility.

30 1st United Bancorp, Inc. │ Notice of Annual Meeting and Proxy Statement

Federal Reserve and FDIC Guidance

In 2010, the Federal Reserve issued final comprehensive guidance regarding the manner in which banks and bank holding companies pay incentive compensation. In accordance with the final guidance, all banking organizations supervised by the Federal Reserve are required to review the incentive compensation arrangements of: senior executive officers and others responsible for oversight of company-wide activities or material business lines; individual employees, including nonexecutive employees, whose activities may expose the bank to material amounts of risk; and groups of employees who are subject to the same or similar incentive compensation arrangements and who, in the aggregate, may expose the bank to material amounts of risk. Our Compensation Committee has conducted a review to ensure that compensation is structured in a manner so as not to encourage excessive risk-taking.

Benchmarking

In making compensation decisions with respect to each executive officer’s total compensation opportunity, the Compensation Committee considers the competitive market for executives and compensation opportunities provided by comparable “benchmark” companies. The Compensation Committee does not target specific levels relative to industry norms (the so-called “percentile” approach), but instead uses its business judgment in assessing and using the information.

We obtain market comparison information from publicly available information for peer and non-peer banking institutions comprised of a set of publicly-held bank holding companies and banks headquartered in Florida and Georgia as one source of information for consideration in setting some elements of compensation. In addition to benchmarking, we review certain databases and market studies, such as from SNL Financial, to gauge trends in compensation and relative allocations among the elements of compensation. The benchmarking group includes:

Financial Institution	Total Assets(1)
Ameris Bancorp	2.920
Capital City Bank Group, Inc.	2.646
CenterState Banks, Inc.	2.440
Charter Financial Corporation	1.049
Colony Bankcorp, Inc.	1.133
Fidelity Southern Corporation	2.416
Heritage Financial Group, Inc.	1.063
Savannah Bancorp	1.067
Seacoast Banking Corporation of Florida	2.107
Southeastern Bank Financial Corporation	1.666
State Bank Financial Corporation	2.670

(1)	Dollars in billions. All data was obtained from the respective company’s 2012 Report on Form 10-Q for the quarter ended June 30, 2012, the latest data available to us in 2012 when selecting a benchmark group for considering executive compensation for 2013.

We consider these financial institutions to share some or all of the following characteristics with us: geographic markets, asset size, corporate cultures, requisite skill bases, competitive intensity, degree of regulation, operating requirements and capital intensity. We believe that we compete with these institutions for executive talent. This benchmarking group was changed for 2013 compared to 2012 because of industry consolidation, unacceptable financial weakness of a benchmark bank under consideration, and the need to reflect a peer group that is in a range similar in size to the Company.

1st United Bancorp, Inc. │ Notice of Annual Meeting and Proxy Statement 31

Role of Executive Officers in Setting Compensation

The Compensation Committee reviews and recommends to our Board of Directors for determination the compensation of our founding executive officers, Messrs. Orlando, Schupp, and Marino. Each executive officer annually participates in a performance evaluation. This evaluation is used in determining the overall compensation level of the executive officers. In addition, Mr. Schupp separately submits recommendations to the Compensation Committee regarding Messrs. Jacobson and Ostermayer for use by the Compensation Committee in making recommendations to the Board of Directors concerning their base salary, short-term incentive compensation and long-term incentive and retirement compensation. Mr. Schupp bases his recommendations on the detailed performance of the executives and the data he compiles from the proxy statements of the benchmark peer group and available survey data. An executive officer may not be present at a meeting of the Compensation Committee where that executive officer’s compensation is being discussed.

Role of Compensation Consultants in Setting Compensation

We did not engage a compensation consultant in 2013.

Compensation Decisions for 2014

In December 2013, the Compensation Committee decided to increase the base salaries of each of the executive officers based on their performance in 2013. Messrs. Orlando, Schupp, Marino, Jacobson, and Ostermayer will earn $189,300, $378,600, $340,800, $217,000, and $173,000, respectively, in base salary in 2014. The increase was effective on January 1, 2014.

In February 2014, we granted 18,815 shares of restricted stock to each of Messrs. Orlando, Schupp, and Marino based on 2013 performance. Because the stock grant occurred in 2014, the value of the stock grant will be reflected in the Summary Compensation Table for 2014.

	Goal	Actual	Actual Payout (%)
Financial Performance (75%)
Relative TSR to benchmark (20%)	20.9%	7.9%	0.0
Adjusted pre-tax net income (30%)	$12.8	$13.5	100.0
Adjusted non-performing asset/asset ratio to benchmark (20%)	2.22%	1.87%	100.0
Adjusted net interest margin compared to benchmark (20%)	4.56%	5.29%	100.0
Efficiency ratio compared to benchmark (10%)	74.7%	74.9%	99.7
Operational Performance (25%) – (Not disclosed)(1)	N/A	N/A	100.0

(1)	Under federal law, we are prohibited from disclosing examination results to the public. Therefore, our operational performance goals, which include confidential examination results, cannot be disclosed. In 2013, Messrs. Orlando, Schupp, and Marino achieved a total payout of the full 25% available for operational performance. The operational performance goals are designed to balance risk taking with safety and soundness. There is a risk that payments will not be made at all and a substantial risk that the payments will be made at less than 100% of the target amount. The achievement of the goals may be affected by several factors not entirely controlled by the named executive officers.

32 1st United Bancorp, Inc. │ Notice of Annual Meeting and Proxy Statement

Report of the Compensation Committee

We, as a Compensation Committee, have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K included in this Proxy Statement. Based on that review and discussion, we have recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in this Proxy Statement.

2013 Compensation Committee

Paula Berliner, Chairman

Jeffery L. Carrier

Arthur S. Loring

Thomas E. Lynch

Joseph W. Veccia, Jr.

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under these acts.

Compensation Committee Interlocks and Insider Participation

The following non-employee directors were the members of the Compensation Committee of our Board of Directors during 2013: Paula Berliner, Jeffery L. Carrier, Arthur S. Loring, Thomas E. Lynch, and Joseph W. Veccia, Jr. None of the members of the Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries. In addition, there were no “compensation committee interlocks” during 2013.

1st United Bancorp, Inc. │ Notice of Annual Meeting and Proxy Statement 33

Information About Executive Compensation

The following summary compensation table shows compensation information for our principal executive officer, principal financial officer, and our three most highly compensated executive officers as of December 31, 2013, 2012 and 2011.

Summary Compensation Table for 2013, 2012, and 2011

The following summary compensation table shows compensation information for our principal executive officer, principal financial officer, and our three other most highly compensated executive officers as of December 31, 2013, 2012 and 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(3)	Nonequity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Warren S. Orlando Chairman of the Board	2013	182,000	―	155,113	―	112,320	321,060	49,597	820,090
	2012	175,000	―	164,876	―	92,091	396,199	59,962	888,128
	2011	134,000	―	―	373,832	62,800	88,609	57,803	717,044

Rudy E. Schupp Chief Executive Officer	2013	364,000	―	155,113	―	224,640	321,060	45,304	1,110,117
	2012	350,000	―	164,876	―	184,180	326,284	42,818	1,068,158
	2011	278,000	―	―	373,832	125,600	109,610	44,440	931,482

John Marino President	2013	327,600	―	155,113	―	224,640	313,212	28,414	1,048,979
	2012	315,000	―	164,876	―	184,180	382,475	28,217	1,074,748
	2011	268,000	―	―	373,832	125,600	96,614	27,763	891,809

Wade A. Jacobson Executive Vice President	2013	208,000	―	―	46,268	74,992	―	5,797	335,057
	2012	200,000	10,000	―	52,917	34,387	―	3,960	301,264
	2011	190,000	15,000	―	52,000	32,506	―	4,288	293,794

Lawrence Ostermayer Senior Vice President	2013	166,000	―	―	31,231	41,808	―	9,485	248,524
	2012	160,000	10,000	―	35,719	―	―	3,358	209,077
	2011	147,000	10,000	―	23,400	―	―	11,702	193,102

(1)	The values for stock awards and option awards in this column represent the grant date fair value of awards computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating the award may be found in Note 12 and Note 15 to our audited consolidated financial statements for the fiscal year ended December 31, 2013 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission. These amounts do not necessarily reflect the actual value received or to be received by the named executive officers.
(2)	The actual number of stock awards granted on February 28, 2013 based on 2012 results was 25,512 restricted shares to each of Messrs. Orlando, Schupp and Marino which vest ratably after 10 years beginning with the first anniversary after their grant.
(3)	The actual number of stock option equity awards granted in 2013 is shown in the “Grants of Plan-Based Awards” table. Pursuant to applicable Securities and Exchange Commission rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(4)	The amounts in this column represent quarterly cash bonuses paid to our named executive officers equal to two percent (for Messrs. Schupp and Marino) and one percent (for Mr. Orlando) of our consolidated pre-tax net income as required by their respective employment agreements, net of any performance claw backs and caps. We discuss these agreements in further detail below. For Mr. Jacobson, the amounts in the column relate to the Management Incentive Compensation Program. For Mr. Ostermayer, the amounts in the column relate to the Senior Executive Incentive Compensation Program.

34 1st United Bancorp, Inc. │ Notice of Annual Meeting and Proxy Statement

(5)	The amounts reported in 2013 reflect, for each named executive officer, the sum of (i) the incremental cost to us of all perquisites and other personal benefits; and (ii) amounts contributed by us to the 401(k) plan. The following table outlines (i) those perquisites and other personal benefits and (ii) all other compensation required by the Securities and Exchange Commission rules to be separately quantified:

Name	401(k) Match	Club Dues	Automobile(1)	Healthcare Premiums
Warren S. Orlando	$3,604	$24,362	$3,089	$18,545
Rudy E. Schupp	5,049	22,810	3,564	13,881
John Marino	5,049	1,025	2,625	19,715
Wade A. Jacobson	4,118	―	1,679	―
Lawrence Ostermayer	3,485	―	6,000	―

(1)	Represents the taxable benefit for the personal use of an automobile for Messrs. Orlando, Schupp, Marino and Jacobson. For Mr. Ostermayer, the figure represents a $6,000 automobile allowance.

Grants of Plan-Based Awards in 2013

The following table provides information concerning grants of awards made to our named executive officers for the year ended December 31, 2013:

Name	Grant Type	Grant Date	Estimated Possible Payouts Under Nonequity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Stock or Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Warren S. Orlando	RS(1)	2/28/13	―	―	―	―	$182,000	$182,000	―	―	155,113
	QCIP(2)	N/A	―	112,320	182,000	―	―	―	―	―	―
Rudy E. Schupp	RS(1)	2/28/13	―	―	―	―	$182,000	$182,000	―	―	155,113
	QCIP(2)	N/A	―	224,640	364,000	―	―	―	―	―	―
John Marino	RS(1)	2/28/13	―	―	―	―	$182,000	$182,000	―	―	155,113
	QCIP(2)	N/A	―	224,640	364,000	―	―	―	―	―	―
Wade A. Jacobson	MICP(3)	N/A	44,200	74,992	104,000	―	―	―	―	―	―
	Option	2/28/13	―	―	―	―	―	―	20,000	6.08	46,268
Lawrence Ostermayer	SEICP(4)	N/A	28,080	41,808	49,920	―	―	―	―	―	―
	Option	2/28/13	―	―	―	―	―	―	13,500	6.08	31,231

(1)	Represents the annual restricted stock award. Each February, an award of restricted stock is granted to the participant based on the prior year’s performance, as discussed above. The maximum value of the restricted stock award is 50% of the highest base salary of a named executive officer. Thus, in 2013, the maximum award was $182,000. The actual number of shares of restricted stock granted is calculated on the grant date by dividing the dollar amount of the award earned by the closing price of our Common Stock on the grant date. In 2013, 25,512 shares of restricted stock were awarded. The restricted stock award program does not have a threshold amount. Achieving 100% of the goals will result in payment of the target amount, which also is the maximum amount. Awards are paid on a pro rata basis for meeting less than 100% of the goals.
(2)	Represents the cash incentive from the Quarterly Cash Incentive Program. As discussed above, each participant receives a set percentage (2% for Messrs. Schupp and Marino and 1% for Mr. Orlando) of consolidated pre-tax earnings, excluding certain items, with a maximum earnings under the award equal to the highest base salary of a named executive officer (50% of the highest base salary of a named executive officer in the case of Mr. Orlando). The target amount represents the actual award earned in 2013.

1st United Bancorp, Inc. │ Notice of Annual Meeting and Proxy Statement 35

(3)	Represents the cash incentive from the Management Incentive Compensation Program. The threshold represents the dollar value that would be received if all budgeted amounts were met. The target amount represents the actual award earned in 2013.
(4)	Represents the cash incentive from the Senior Executive Incentive Compensation Program. The threshold represents the dollar value that would be received if all budgeted amounts were met. The target amount represents the actual award earned in 2013.

Employment Agreements

We have entered into written employment agreements with each of our named executive officers except Mr. Ostermayer. Below is a description of the material terms of these employment agreements.

Warren S. Orlando

On March 4, 2004, we and 1st United Bank entered into an Employment Agreement with Mr. Orlando. That agreement was amended on November 16, 2007, December 18, 2008, December 20, 2011, January 24, 2012, July 23, 2013, and November 12, 2013. Mr. Orlando serves as our and 1st United Bank’s Chairman. His agreement is for a continuously renewing three-year period and, effective January 1, 2012, provides for a minimum annual base salary of $175,000, and his salary must always be equal to 50% of the highest annual rate paid to any named executive officer. In addition, Mr. Orlando is entitled to one percent of our consolidated pre-tax net income as discussed above under “EXECUTIVE COMPENSATION - Compensation Discussion and Analysis-Elements of Compensation - Cash Incentive Compensation.”

Mr. Orlando is entitled to participate in all of the employee benefit programs and certain retirement perquisites generally available to our executive officers, including benefits under our SERP.

Prior to December 31, 2011, Mr. Orlando was entitled to grants of stock options in an amount equal to three and one-third percent (3.33%) of the shares of Common Stock issued by us from time to time, excluding any shares of Common Stock issued as a result of Mr. Orlando’s exercise of options. Any options granted to Mr. Orlando prior to January 1, 2007 pursuant to this provision of his employment vested immediately and were exercisable on the grant date. Any options granted on or after January 1, 2007 vest in equal installments over a 5-year period, or 20% each year, from the date of grant or over 10 years, or 10% each year from the date of grant. All unvested options become immediately vested and exercisable upon (i) Mr. Orlando’s termination not for cause, (ii) a change of control, or (iii) Mr. Orlando’s death or disability.

Beginning in 2012, Mr. Orlando is eligible to receive annual performance-based grants of restricted stock in a maximum amount equal to 50% of the highest base salary paid to any of our named executive officers. The total number of restricted shares granted will be based on the fair market value of our Common Stock as of the last business day in February after the year in which the award is earned. The restricted stock will vest in 10 equal annual installments, except that the award will immediately vest if Mr. Orlando’s employment is terminated “without cause”, in the event of a “change of control”, death, and Disability (as those terms are defined in his employment agreement). The award will be determined based on the certain metrics and weightings as discussed in more detail above under “EXECUTIVE COMPENSATION - Compensation Discussion and Analysis-Elements of Compensation - Equity-Based Compensation.”

All decisions concerning Mr. Orlando’s employment and/or termination require the prior written consent of at least eighty percent of the entire Board of Directors (not including Mr. Orlando). Mr. Orlando is entitled to certain severance benefits if his employment is terminated upon a change of control or if he resigns within 90 days of any of the following (“without cause”): (a) failure of our or 1st United’s Board of Directors to re-elect him as Chairman; (b) failure to be re-elected to our or 1st United’s Board; (c) material failure (after proper notice and failure to cure) by us or 1st United Bank with respect to Mr. Orlando’s duties; (d) material breach by us or 1st United Bank of the terms of his employment agreement (including salary and benefits having a material adverse effect on Mr. Orlando’s compensation); (e) relocation of principal place of employment outside of Palm Beach County, Florida; (f) acceptance by the Board of Directors of Mr. Orlando’s resignation from the Board of Directors tendered pursuant to our Bylaws as a result of Mr. Orlando receiving more “withhold” votes than “for” votes in an uncontested election of directors; or (g) any other reason that is not a “for cause” termination.

36 1st United Bancorp, Inc. │ Notice of Annual Meeting and Proxy Statement

Rudy E. Schupp

On March 4, 2004, we and 1st United Bank entered into an Employment Agreement with Mr. Schupp. That agreement was amended on November 16, 2007, December 18, 2008, December 20, 2011, January 24, 2012, July 23, 2013, and November 12, 2013. Mr. Schupp serves as our Chief Executive Officer and as Chief Executive Officer and President of 1st United Bank. His agreement is for a continuously renewing three-year period and, effective January 1, 2012, provides for a minimum annual base salary of $350,000. In addition, Mr. Schupp is entitled to two percent of our consolidated pre-tax net income as discussed above under “EXECUTIVE COMPENSATION - Compensation Discussion and Analysis - Elements of Compensation - Cash Incentive Compensation.”

Mr. Schupp is entitled to participate in all of the employee benefit programs and perquisites generally available to our executive officers, including benefits under our SERP.

Prior to December 31, 2011, Mr. Schupp was entitled to grants of stock options in an amount equal to three and one-third percent (3.33%) of the issued and outstanding shares of our Common Stock from time to time, excluding any shares of Common Stock outstanding as a result of Mr. Schupp’s exercise of options. Any options granted to Mr. Schupp prior to January 1, 2007 pursuant to this provision of his employment vested immediately and were exercisable on the grant date. Any options granted on or after January 1, 2007 vest in equal installments over a 5-year period, or 20% each year, from the date of grant or over 10 years, or 10% each year from the date of grant. All unvested options become immediately vested and exercisable upon (i) Mr. Schupp’s termination not for cause, (ii) a change of control, or (iii) Mr. Schupp’s death or disability.

Beginning in 2012, Mr. Schupp is eligible to receive annual performance-based grants of restricted stock in an amount equal to a maximum 50% of the highest base salary paid to any of our named executive officers. The total number of restricted shares granted will be based on the fair market value of our Common Stock as of the last business day in February after the year in which the award is earned. The restricted stock will vest in 10 equal annual installments, except that the award will immediately vest if Mr. Schupp’s employment is terminated “without cause”, in the event of a “change of control”, death, and Disability (as those terms are defined in his employment agreement). The award will be determined based on the certain metrics and weightings as discussed in more detail above under “EXECUTIVE COMPENSATION - Compensation Discussion and Analysis - Elements of Compensation - Equity-Based Compensation.”

All decisions concerning Mr. Schupp’s employment and/or termination require the prior written consent of at least eighty percent of the entire Board of Directors (not including Mr. Schupp). Mr. Schupp is entitled to certain severance benefits if his employment is terminated upon a change of control or if he resigns within 90 days of any of the following (“without cause”): (a) failure of either our Board of Directors to re-elect him as Chief Executive Officer or 1st United Bank’s Board to re-elect him as Chief Executive Officer and President; (b) failure to be re-elected to either our or 1st United Bank’s Board; (c) material failure (after proper notice and failure to cure) by us or 1st United Bank with respect to Mr. Schupp’s duties; (d) material breach by us or 1st United Bank of the terms of his employment agreement (including salary and benefits having a material adverse effect on Mr. Schupp’s compensation); (e) relocation of principal place of employment outside of Palm Beach County, Florida; (f) acceptance by the Board of Directors of Mr. Schupp’s resignation from the Board of Directors tendered pursuant to our Bylaws as a result of Mr. Schupp receiving more “withhold” votes than “for” votes in an uncontested election of directors; or (g) any other reason that is not a “for cause” termination.

John Marino

On March 4, 2004, we and 1st United Bank entered into an Employment Agreement with John Marino. That agreement was amended on November 16, 2007, December 18, 2008, December 20, 2011, January 24, 2012, July 23, 2013, and November 12, 2013. Mr. Marino serves as our President and Chief Operating Officer and as Chief Operating Officer and Chief Financial Officer of 1st United Bank. His agreement is for a continuously renewing three-year period and provides for a minimum annual base salary of $315,000, and his salary must always be equal to 90% of the highest annual rate paid to any named executive officer. In addition, Mr. Marino is entitled to two percent of our consolidated pre-tax net income as discussed above under “EXECUTIVE COMPENSATION - Compensation Discussion and Analysis - Elements of Compensation - Cash Incentive Compensation.”

Mr. Marino is entitled to participate in all of the employee benefit programs and perquisites generally available to our executive officers, including benefits under our SERP.

1st United Bancorp, Inc. │ Notice of Annual Meeting and Proxy Statement 37

Prior to December 31, 2011, Mr. Marino was entitled to grants of stock options in an amount equal to three and one-third percent (3.33%) of the issued and outstanding shares of our Common Stock from time to time, excluding any shares of Common Stock outstanding as a result of Mr. Marino’s exercise of options. Any options granted to Mr. Marino prior to January 1, 2007 pursuant to this provision of his employment vested immediately and were exercisable on the grant date. Any options granted on or after January 1, 2007 vest in equal installments over a 5-year period, or 20% each year, from the date of grant or over 10 years, or 10% each year from the date of grant. All unvested options become immediately vested and exercisable upon (i) Mr. Marino’s termination not for cause, (ii) a change of control, or (iii) Mr. Marino’s death or disability.

Beginning in 2012, Mr. Marino is eligible to receive annual performance-based grants of restricted stock in an amount equal to a maximum 50% of the highest base salary paid to any of our named executive officers. The total number of restricted shares granted will be based on the fair market value of our Common Stock as of the last business day in February after the year in which the award is earned. The restricted stock will vest in 10 equal annual installments, except that the award will immediately vest if Mr. Marino’s employment is terminated “without cause”, in the event of a “change of control”, death, and Disability (as those terms are defined in his employment agreement). The award will be determined based on the certain metrics and weightings as discussed in more detail above under “EXECUTIVE COMPENSATION - Compensation Discussion and Analysis - Elements of Compensation - Equity-Based Compensation.”

All decisions concerning Mr. Marino’s employment and/or termination require the prior written consent of at least eighty percent of the entire Board of Directors (not including Mr. Marino). Mr. Marino is entitled to certain severance benefits if his employment is terminated upon a change of control or if he resigns within 90 days of any of the following (“without cause”): (a) failure of either our Board of Directors to re-elect him as President or 1st United Bank’s Board to re-elect him as Chief Operating Officer and Chief Financial Officer; (b) failure to be re-elected to our or 1st United Bank’s Board; (c) material failure (after proper notice and failure to cure) by us or 1st United Bank with respect to Mr. Marino’s duties; (d) material breach by us or 1st United Bank of the terms of his employment agreement (including salary and benefits having a material adverse effect on Mr. Marino’s compensation); (e) relocation of principal place of employment outside of Palm Beach County, Florida; (f) acceptance by the Board of Directors of Mr. Marino’s resignation from the Board of Directors tendered pursuant to our Bylaws as a result of Mr. Marino receiving more “withhold” votes than “for” votes in an uncontested election of directors; or (g) any other reason that is not a “for cause” termination.

Wade A. Jacobson

On December 22, 2009, 1st United Bank entered into an employment agreement with Mr. Jacobson, which was amended on February 8, 2012. Mr. Jacobson’s employment agreement was effective as of January 1, 2010 and had an initial term of one year. Thereafter, the employment agreement automatically renews for successive one-year terms. Mr. Jacobson must receive a minimum annual base salary of $170,000. In addition, he is entitled to cash incentive compensation at the end of each calendar quarter of 1st United Bank, in an amount as determined pursuant to a Management Incentive Compensation Plan. Mr. Jacobson can earn a maximum of 50% of his base compensation as an annual bonus based on quarterly targets for new loan and deposit production, management responsibilities and overall bank earnings. Mr. Jacobson is entitled to the following severance benefits if his employment is terminated upon a change of control or for other than cause: (a) an amount equal to 12 months base salary; (b) an amount equal to the average annual cash incentive compensation with respect to the average for the two immediately preceding years; and (c) reimbursement of up to $1,000 per month for continuation of health coverage under COBRA for up to 12 months after the date of termination.

Lawrence Ostermayer

We have not entered into an employment agreement with Mr. Ostermayer.

38 1st United Bancorp, Inc. │ Notice of Annual Meeting and Proxy Statement

Outstanding Equity Awards at Fiscal Year-End 2013

The following table provides information, for our named executive officers, on stock option and restricted stock holdings at December 31, 2013.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that Have Not Vested (#)	Market Value of Shares of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares that Have Not Vested ($)
	Exercisable	Unexercisable
Warren S. Orlando	53,333	―	―	12.50	4/30/14	―	―	―	―
	69,335	―	―	13.50	12/19/15	―	―	―	―
	32,152	32,153(1)	―	14.50	3/1/18	―	―	―	―
	60,000	―(2)	―	7.00	9/30/18	―	―	―	―
	186,666	280,000(1)	―	5.40	9/17/19	―	―	―	―
	28,000	42,000(1)	―	5.40	10/6/19	―	―	―	―
	66,666	100,001(2)	―	6.50	3/22/21	―	―	―	―
	5,000	20,000(1)	―	6.50	4/12/21	―	―	―	―
	―	―	―	―	―	25,150(1)	191,392(4)	―	―
	―	―	―	―	―	25,512(1)	194,146(5)	―	―

Rudy E. Schupp	53,333	―	―	12.50	4/30/14	―	―	―	―
	69,335	―	―	13.50	12/19/15	―	―	―	―
	32,152	32,153(1)	―	14.50	3/01/18	―	―	―	―
	60,000	―(2)	―	7.00	9/30/18	―	―	―	―
	186,666	280,000(1)	―	5.40	9/17/19	―	―	―	―
	28,000	42,000(1)	―	5.40	10/06/19	―	―	―	―
	66,666	100,001(2)	―	6.50	3/22/21	―	―	―	―
	5,000	20,000(1)	―	6.50	5/22/21	―	―	―	―
	―	―	―	―	―	25,150(1)	191,392(4)	―	―
	―	―	―	―	―	25,512(1)	194,146(5)	―	―

John Marino	53,333	―	―	12.50	4/30/14	―	―	―	―
	69,335	―	―	13.50	12/19/15	―	―	―	―
	32,152	32,153(1)	―	14.50	3/01/18	―	―	―	―
	60,000	― (2)	―	7.00	9/30/18	―	―	―	―
	186,666	280,000(1)	―	5.40	9/17/19	―	―	―	―
	28,000	42,000(1)	―	5.40	10/6/19	―	―	―	―
	66,666	100,001(2)	―	6.50	3/22/21	―	―	―	―
	5,000	20,000(1)	―	6.50	3/22/21	―	―	―	―
	―	―	―	―	―	25,150(1)	191,392(4)	―	―
	―	―	―	―	―	25,512(1)	194,146(5)	―	―

Wade A. Jacobson	1,000	―	―	12.50	3/01/14	―	―	―	―
	1,000	―	―	10.60	7/23/14	―	―	―	―
	3,500	―	―	13.50	12/13/15	―	―	―	―
	1,999	1,501(3)	―	7.20	5/01/19	―	―	―	―
	4,285	5,715(3)	―	5.65	10/29/19	―	―	―	―
	5,714	14,286(3)	―	6.91	1/03/21	―	―	―	―
	2,857	17,143(3)	―	5.90	03/01/22	―	―	―	―
	―	20,000(3)		6.08	03/01/23	―	―	―	―

Lawrence Ostermayer	1,000	―	―	12.50	7/01/14	―	―	―	―
	2,000	―	―	13.50	12/13/15	―	―	―	―
	1,142	858(3)	―	7.20	5/01/19	―	―	―	―
	3,999	3,001(3)	―	5.65	10/29/19	―	―	―	―
	2,571	6,429(3)	―	6.91	1/03/21	―	―	―	―
	1,428	8,572(3)	―	5.90	03/01/22	―	―	―	―
	―	13,500(3)	―	6.08	03/01/23	―	―	―	―

(1)	Vest ratably over 10 years
(2)	Vest ratably over 5 years
(3)	Vest ratably over 7 years
(4)	Market value based on $7.61 per share (the closing price of our Common Stock on December 31, 2013).

1st United Bancorp, Inc. │ Notice of Annual Meeting and Proxy Statement 39

Option Exercises and Stock Vested in 2013

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Warren S. Orlando	―	―	2,795	16,966
Rudy E. Schupp	―	―	2,795	16,966
John Marino	―	―	2,795	16,966
Wade A. Jacobson	―	―	―	―
Lawrence Ostermayer	―	―	―	―

(1)	For Messrs. Orlando, Schupp, and Marino, the number of shares in this column consists of the one-tenth portion of the shares of restricted stock granted in 2012 that vested on February 28, 2013.
(2)	The fair market value of the portion of the restricted stock granted that vested in 2013 was $6.07 per share, based on the average of the high and low sales prices of our Common Stock on February 28, 2013.

Pension Benefits

We provide to Messrs. Orlando, Schupp, and Marino retirement benefits under our SERPs, a non-qualified plan. The key provisions of the SERPs are summarized below.

Monthly Benefit

For Messrs. Orlando, Schupp and Marino, upon separation from service, for reasons other than death, constructive early termination, disability, change in control, or termination for cause, on or after their normal retirement age, which for Mr. Orlando means his 75th birthday, for Mr. Schupp means his 65th birthday and for Mr. Marino his 55th birthday, each will receive 30% of the average of the two (2) highest annual rates of base salary paid by us and/or 1st United Bank to any of our named executive officers during the five (5) calendar years preceding such separation from service. For purposes of the description of the SERP, these calculations will be referred to as the “Final Base Salary.” Additionally, beginning in 2013, the amount of the annual normal retirement benefit payable will increase from 30% of Final Base Salary to a maximum of 60% of Final Base Salary for separations occurring in 2018 or thereafter, in 5% annual increments.

Early Retirement Benefit

If the founding named executive officer elects to retire or is terminated prior to normal retirement age and change-in-control, for any reason other than death, constructive early termination, termination for cause, or disability, the executive officer shall receive 30% of Final Base Salary subject to the following vesting schedule:

Full Calendar Years Subsequent to the Vesting Commencement Date (July 1, 2006)	Vested Portion of Benefit
1	20.0%
2	40.0%
3	47.5%
4	55.0%
5	62.5%
6	70.0%
7	77.5%
8	85.0%
9	92.5%
10 or more	100.0%

40 1st United Bancorp, Inc. │ Notice of Annual Meeting and Proxy Statement

Additionally, beginning in 2013, the amount of the annual normal retirement benefit payable will increase from 30% of Final Base Salary to a maximum of 60% of Final Base Salary for separations occurring in 2018 or thereafter, in 5% annual increments.

Vesting

Vesting commenced on July 1, 2006, which was the first day of the calendar month following the calendar quarter in which we first had consolidated total assets of at least $250 million.

Change in Control Benefit

Upon a change in control, the founding named executive officers will receive 70% of the average of the two (2) highest annual amounts of Total Cash Compensation (as defined in the executive’s employment agreement) paid by us and/or 1st United Bank to any of our named executive officers during the five (5) full calendar years preceding the change in control (“Final Total Cash Compensation”), payable each year for a period of 20 years.

Death and Disability Benefit

If the founding named executive officer dies or incurs a Disability while in our or 1st United Bank’s active service, the executive officer or his estate will receive 70% of his Final Base Salary for a period of 20 years.

2013 Pension Benefits Table

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year
Warren S. Orlando	SERP	7	1,121,128	―
Rudy E. Schupp	SERP	7	1,121,128	―
John Marino	SERP	7	1,093,723	―
Wade A. Jacobson	N/A	―	―	―
Lawrence Ostermayer	N/A	―	―	―

Payments Upon Termination of Employment

The compensation payable to each named executive officer in the event of a termination of employment or a change in control of the Company or 1st United Bank is listed in the tables below. In the table below, it is assumed that the applicable event occurred on December 31, 2013.

Warren Orlando

	Early Retirement Prior to Age 75/ Voluntary Resignation		Normal Retirement at Age 75 (2)		Without Cause or Good Reason Termination		Change of Control(6)		For Cause Termination	Death		Disability
Compensation
Cash Compensation	$—		$—		$1,684,230	(5)	$1,684,230	(5)	$—	$ 73,580	(8)	$2,291,241	(9)

Benefits and Perquisites
SERP	1,121,128	(1)	2,703,675	(3)	4,468,719	(7)	5,525,492	(7)	—	5,525,492	(7)	4,688,719	(7)
Life Insurance/ Disability	—		8,454	(4)	8,454	(4)	8,454	(4)	—	—		—
Health and Dental Care	—		189,120	(4)	189,120	(4)	189,120	(4)	—	189,120	(4)	—
280G Tax Gross-Up(10)	—		—		—		2,563,574		—	—		—
Total	$1,121,128		$2,901,249		$6,350,523		$9,970,870		$—	$5,788,192		$6,977,960

Rudy Schupp

	Early Retirement Prior to Age 65/ Voluntary Resignation		Normal Retirement at Age 65 (2)		Without Cause or Good Reason Termination		Change of Control(6)		For Cause Termination	Death		Disability
Compensation
Cash Compensation	$—		$—		$1,684,230	(5)	$1,684,230	(5)	$—	$147,160	(8)	$ 4,582,447	(9)

Benefits and Perquisites
SERP	1,121,128	(1)	2,212,142	(3)	5,098,839	(7)	5,525,492	(7)	—	5,525,492	(7)	5,098,839	(7)
Life Insurance/ Disability	—		16,446	(4)	16,446	(4)	16,446	(4)	—	—		—
Health and Dental Care	—		172,828	(4)	172,828	(4)	172,828	(4)	—	172,828	(4)	—
280G Tax Gross-Up(10)	—		—		—		2,459,793		—	—		—
Total	$1,121,128		$2,401,416		$6,972,343		$9,858,789		$—	$5,845,480		$9,681,286

1st United Bancorp, Inc. │ Notice of Annual Meeting and Proxy Statement 41

John Marino

	Early Retirement Prior to Age 55/ Voluntary Resignation		Normal Retirement at Age 55 (2)		Without Cause or Good Reason Termination		Change of Control(6)		For Cause Termination	Death		Disability
Compensation
Cash Compensation	$—		$—		$1,684,230	(5)	$1,684,230	(5)	$—	$ 138,060	(8)	$4,299,082	(9)

Benefits and Perquisites
SERP	1,093,723	(1)	2,949,522	(3)	4,543,577	(7)	5,525,492	(7)	—	5,525,492	(7)	4,543,577	(7)
Life Insurance/ Disability	—		16,446	(4)	16,446	(4)	16,446	(4)	—	—		—
Health and Dental Care	—		232,099	(4)	232,099	(4)	232,099	(4)	—	232,099	(4)	—
280G Tax Gross-Up(10)	—		—		—		2,493,228		—	—		—
Total	$1,093,723		$3,198,067		$6,440,352		$9,957,495		$—	$5,895,651		$8,842,659

Wade Jacobson

	Voluntary Resignation	Retirement	Without Cause Termination	Change of Control	For Cause Termination	Death	Disability
Compensation
Base Salary	$—	$—	$208,000	$208,000	$—	$—	$—
Management Incentive Plan			59,690	59,690

Benefits and Perquisites
Health Care	—	—	12,000	12,000	—	—	—
Total	$—	$—	$279,690	$279,690	$—	$—	$—

Lawrence Ostermayer

	Voluntary Resignation	Retirement	Without Cause Termination	Change of Control	For Cause Termination	Death	Disability
Compensation
Base Salary	$—	$—	$—	$—	$—	$—	$—
Management Incentive Plan

Benefits and Perquisites
Health Care	—	—	—		—	—	—
Total	$—	$—	$—	$—	$—	$—	$—

42 1st United Bancorp, Inc. │ Notice of Annual Meeting and Proxy Statement

(1)	The estimated present value amount is based on (i) 70.0% vesting of the benefits, (ii) an annual benefit equal to the average of the two highest annual rates of base salary paid by the Company or 1st United Bank to any of the Company’s named executive officers during the five fiscal years preceding the triggering event, (iii) an assumed discount rate of 4.25%, and (iv) payments continuing for 20 years.
(2)	Assumes the executive was the age indicated in the column heading on December 31, 2013. In addition, under Mr. Marino’s employment agreement, 55 is considered early retirement age but normal retirement age under the SERP. However, under Mr. Marino’s employment agreement, the Board of Directors can decide that retirement at 55 will be considered normal retirement age. Mr. Marino’s normal retirement column assumes the Board of Directors has made this determination.
(3)	The estimated present value amount is based on (i) an annual benefit equal to the average of the two highest annual rates of base salary paid by the Company or 1st United Bank to any of the Company’s named executive officers during the five fiscal years preceding the triggering event, (ii) an assumed discount rate of 4.25%, and (iii) payments continuing for 20 years.
(4)	Assumes (i) insurance will be continued for the executive for a period of 15 years, (ii) the current cost for such insurance, and (iii) an assumed discount rate of 5.0%.
(5)	In the event of a without cause termination, a good reason termination by the executive officer or a change of control, the underlying employment agreements provide for severance payments equivalent to the amount shown.
(6)	Even though the term “change of control” is defined differently in the executive’s employment agreement and the SERP, this table assumes the change of control event meets the requirements of both definitions.
(7)	The estimated present value amount relating to the SERP in the above table is based on (i) an annual benefit equal to 70% of the average of the two highest Total Cash Compensation paid by the Company or 1st United Bank to any of our named executive officers with respect to the five full fiscal years of the Company immediately preceding the year in which the triggering event occurs, (ii) an assumed discount rate of 4.25%, and (iii) payments continuing for 20 years.
(8)	The executive will receive pay equal to three months of his base salary and three months of his cash incentive compensation.
(9)	The executive will receive, if disabled, 75% of his highest cash compensation of the last three years. For purposes of this schedule, 15 years of payout was assumed with a discount rate of 5%.
(10)	Assumes an excise tax rate under 280G of the Internal Revenue Code of 20%, a 39.6% federal income tax rate, a 2.35% Medicare tax rate and a 0% state income tax rate. The effects of Section 280G and Section 4999 of the Internal Revenue Code are unpredictable and can have widely divergent and unexpected effects based on the executive’s personal compensation history.

Below is a description of the assumptions that were used in creating the tables above. Unless otherwise noted, the descriptions of the payments below are applicable to all of the above tables relating to potential payments upon termination or change in control.

Involuntary Not For Cause Termination or Termination for Good Reason. Messrs. Orlando, Schupp, and Marino will each be entitled to certain benefits as described in the table above if his employment is terminated by us for reasons other than cause or by the executive for good reason. A termination is for cause if it is for any of the following reasons:

•	the executive intentionally engages in dishonest conduct in connection with his performance of services for the Company or 1st United Bank resulting in his conviction of a felony;
•	the executive is convicted of, or pleads guilty or nolo contendere to, a felony or any crime involving moral turpitude;
•	the executive willfully fails or refuses to perform his duties under his employment agreement;
•	the executive breaches his fiduciary duties to the Company or 1st United Bank for personal profit; or
•	the executive willfully breaches or violates any law, rule or regulation (other than traffic or boating violations or similar offenses), or a final cease and desist order in connection with his performance of services for the Company or 1st United Bank.

1st United Bancorp, Inc. │ Notice of Annual Meeting and Proxy Statement 43

A termination by Messrs. Orlando, Schupp, and Marino is for good reason if it is for any of the following reasons:

•	the failure of the Board of Directors of either the Company or 1st United Bank to appoint or re-appoint or elect or re-elect the executive to the offices he currently holds (or a more senior office, if any);
•	the failure of the shareholders of the Company or 1st United Bank to elect or re-elect the executive to the Board of Directors of the Company or 1st United Bank;
•	the failure of the Board of Directors or the governance committee of the Company or 1st United Bank to nominate the executive for such election or re-election;
•	a material diminution in the executive’s duties, functions and responsibilities;
•	a material breach of the executive’s employment agreement or as to any other compensation or benefit program in which the executive participates;
•	the relocation of the executive’s principal place of employment, without his written consent, to a location outside of Palm Beach County, Florida; or
•	Acceptance by the Board of Directors of the executive’s resignation from the Board of Directors tendered by the executive solely as a result of the executive receiving more “withhold” votes than “for” votes in an uncontested election of directors.

Mr. Jacobson is entitled to certain benefits as described in the table above if his employment is terminated by us for reasons other than death, disability, or for cause. Termination for cause under Mr. Jacobson’s employment agreement means termination due to personal dishonesty, willful misconduct, breach of fiduciary duty, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final removal and prohibition order, final cease-and-desist order, or material breach of any provision of his employment agreement or any event that would make Mr. Jacobson ineligible for employment by an insured depository institution under Section 19 of the Federal Deposit Insurance Act, as amended.

Payments upon a Termination in Connection with a Change of Control. The executive will be entitled to certain benefits as described in the tables above if the executive’s employment is terminated by us after a change of control. The definition of change of control is different under the executive employment agreements and the supplemental executive retirement program agreements.

Under each of Messrs. Orlando’s, Schupp’s, and Marino’s employment agreement, a change of control means:

1.	approval by our shareholders of a transaction that would result in the reorganization, merger or consolidation of the Company with one or more other persons, other than a transaction:

(a)          following which at least 50.1% of the Common Stock, equity ownership interests, or combined voting power of the surviving entity are beneficially owned in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned at least 50.1% of the outstanding Common Stock, equity ownership interests or combined voting power in the Company as appropriate;

(b)          in which no person, or persons acting in concert, beneficially own 20% or more of the outstanding Common Stock or equity ownership interests in, or 20% or more of the combined voting power of the securities entitled to vote generally in the election of directors of, the surviving entity; and

(c)          in which at least a majority of the members of the Board of Directors of the entity resulting from such transaction were members of the Board of Directors of the Company;

2.	the acquisition of all or substantially all of the assets of the Company or beneficial ownership of 20% or more of the outstanding securities or of the combined voting power of the outstanding securities of the Company entitled to vote generally in the election of directors or approval by the shareholders of the Company of any transaction which would result in such an acquisition;
3.	a complete liquidation or dissolution of the Company or approval by our shareholders of such a liquidation or dissolution;
4.	the occurrence of any event if, immediately following such event, at least 50% of the members of our Board of Directors (or our successor) were not members prior to the transaction; or
5.	the occurrence of any of the prior listed events involving 1st United Bank.

44 1st United Bancorp, Inc. │ Notice of Annual Meeting and Proxy Statement

Under Mr. Jacobson’s employment agreement, a change in control means the acquisition by any person (other than 1st United Bank or any 1st United Bank employee benefit plan, including its trustee) of beneficial ownership of 50% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors.

A change in control under the SERP agreement occurs when:

•	one person or a group acquires stock that, combined with stock previously owned, controls more than 50% of the value or voting power of the stock of the Company;
•	during any 12-month period, either (x) any person or group acquires stock possessing 35% of the voting power of the Company or 1st United Bank, or (y) the majority of the Board of Directors of the Company or 1st United Bank is replaced by persons whose appointment or election is not endorsed by a majority of the Board of Directors; or
•	a person or a group acquires, during any 12-month period, assets of the Company or 1st United Bank having a total gross fair market value equal to 40% or more of the total gross fair market value of all of the respective corporation’s assets.

The compensation payable to Mr. Jacobson in the event of a termination of employment or a change of control of the Company or 1st United Bank is listed in the table above. Mr. Ostermayer does not receive any compensation in the event of a termination of employment or a change of control of the Company or 1st United Bank.

Under the terms of each of our stock option plans, all outstanding stock options and restricted stock awards automatically accelerate and become immediately exercisable upon a change of control. Additionally, all options granted to each of Messrs. Orlando, Schupp, and Marino prior to December 31, 2012 under their previous employment agreements automatically accelerate and become immediately exercisable upon (a) termination of their employment for reasons other than for cause, (b) a change of control, (c) death, or (d) disability. Assuming any of the foregoing triggering events had occurred on December 31, 2013 and that the executive exercised the full amount of his awards, the cash value of the accelerated awards (based on the stipulated value of a share of the Company Common Stock of $7.61 at December 31, 2013) would have been as follows:

Name	Value of Accelerated Equity Awards
Warren S. Orlando	$1,435,382
Rudy E. Schupp	1,435,382
John Marino	1,435,382
Wade E. Jacobson	99,835
Lawrence Ostermayer	58,595

280G Tax Gross-up

Upon a change in control of the Company or 1st United Bank, the executive may be subject to certain excise taxes pursuant to Section 280G of the Internal Revenue Code. We have agreed to reimburse the executive for all excise taxes that are imposed on the executive under Section 280G and any income and excise taxes that are payable by the executive as a result of any reimbursements for Section 280G excise taxes.

1st United Bancorp, Inc. │ Notice of Annual Meeting and Proxy Statement 45

PROPOSAL 2
NONBINDING advisory APPROVAL OF executive compensation

We believe that our executive compensation program is designed to retain and motivate high-quality executive leadership with the talent to support the creation of long-term shareholder value. As we detail above in the Compensation Discussion and Analysis, we have structured these plans such that significant elements of the total executive compensation package (cash and equity pay elements) are “at risk” elements which provide both upside potential and downside risk ensuring that management’s interests are aligned with those of shareholders.

The Board of Directors asks that shareholders consider the following:

•	1st United concluded 2013 with more than $61 million of capital in excess of what is defined as “well capitalized” levels by our regulators;
•	1st United integrated one significant acquisition in 2013 expanding its banking system to 21 banking centers to Florida’s Central Florida market (although these acquisitions resulted in approximately $1.75 million of one-time charges and costs);
•	1st United continued to evaluate operating expenses and strategically closed two banking centers during 2013 in South and West Florida, respectively (although the closure of these banking centers resulted in one-time charges and costs of $650,000);
•	1st United achieved an above average net interest margin in comparison to our public bank benchmark group;
•	Excluding a short term cash deposit, which was received in December 2013 and wired out in January 2014, 1st United grew total assets by 9.47% to $1.72 billion in 2013; and
•	1st United had net income of $6.9 million for the year ended December 31, 2013.

Shareholders are encouraged to carefully review the “Executive Compensation” section of this Proxy Statement for a detailed discussion of our executive compensation program.

In accordance with Section 14A of the Exchange Act and as a matter of good corporate practice, we are asking for our shareholders to approve the following resolution:

“RESOLVED, that the compensation paid to 1st United Bancorp, Inc.’s Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.”

Your vote on this proposal is advisory and will not be binding upon our Board of Directors. The Compensation Committee of our Board of Directors, however, will take into account the outcome of the vote when considering future executive compensation arrangements. Our current policy is to hold a nonbinding shareholder vote on executive compensation on an annual basis. We expect the next such vote to occur at the 2015 annual meeting of shareholders.

The Board of Directors unanimously recommends a vote “FOR” the approval, on an advisory basis, of the compensation of the named executive officers, as stated in the above resolution.

46 1st United Bancorp, Inc. │ Notice of Annual Meeting and Proxy Statement

AUDIT COMMITTEE REPORT

The Audit Committee of 1st United Bancorp, Inc. (the “Company”) operates under a written charter adopted by the Board of Directors and is published on the Investor Relations section of the Company’s Web site at www.1stunitedbankfl.com. This report reviews the actions taken by the Audit Committee with regard to the Company’s financial reporting process during 2013 and particularly with regard to the Company’s audited consolidated financial statements as of December 31, 2013 and 2012 and for the three years ended December 31, 2013.

The Audit Committee selects the Company’s independent registered public accounting firm and meets with the Company’s independent registered public accounting firm to discuss the scope and review the results of the annual audit. The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Audit Committee’s Charter.

All of the directors who serve on the Audit Committee are “independent” for purposes of the NASDAQ Stock Market independence standards. That is, the Board of Directors has determined that none of the members of the Committee has any relationship to the Company that may interfere with his independence from the Company and its management.

The Audit Committee reviewed the Company’s 2013 audited financial statements and met with both management and Crowe Horwath LLP, the Company’s independent registered public accounting firm for 2013, to discuss those financial statements. Management represented to us that the financial statements were prepared in conformity with accounting principles generally accepted in the United States of America. The Committee discussed with Crowe Horwath LLP the matters required to be discussed under Professional Standards, AU Section 380, “Communication with Audit Committees” as amended by the Public Company Accounting Oversight Board. The Committee also received and discussed the written disclosures and the letter from Crowe Horwath LLP required by the Public Company Accounting Oversight Board regarding Crowe Horwath LLP’s communications with the Audit Committee concerning independence.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Board of Directors approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the Securities and Exchange Commission.

2013 Audit Committee

Jeffery L. Carrier, Chairman

Ronald A. David

Thomas E. Lynch

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or Exchange Act, and shall not otherwise be deemed filed under these Acts.

1st United Bancorp, Inc. │ Notice of Annual Meeting and Proxy Statement 47

PROPOSAL 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the accounting firm of Crowe Horwath LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2014. A proposal to ratify that appointment will be presented at the Annual Meeting. Representatives of Crowe Horwath LLP are expected to be present at the meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

Shareholder ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm is not required by our Bylaws or other applicable legal requirement. However, the Board of Directors is submitting the appointment of Crowe Horwath LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in our best interests and our shareholders’ best interests.

The Board of Directors unanimously recommends a vote “FOR” the ratification of our appointment of Crowe Horwath LLP as our independent registered public accounting firm for the current fiscal year.

AUDIT FEES AND RELATED MATTERS

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Crowe Horwath LLP for the audit of our annual financial statements and other professional services provided for the years ended December 31, 2013 and 2012.

Type of Fees	2013	2012
Audit Fees (1)	$250,000	$230,000
Audit-Related Fees (2)	55,000	72,000
Tax Fees (3)	64,100	59,090
All Other Fees	—	—
Total	$369,100	$361,090

(1)	Audit Fees for 2013 and 2012 consist of professional services rendered for the annual audit of our financial statements and review of financial statements included in our quarterly reports, and accounting consultation.
(2)	Audit-Related Fees for 2013 and 2012 consist of fees paid to Crowe Horwath LLP related to our acquisitions and registration statements.
(3)	Tax Fees for 2013 and 2012 consist of fees related to preparing the 2013 and 2012 federal corporate income and state income and franchise tax returns and tax consulting. Tax fees include $22,500 and $6,400 for tax consulting services in 2013 and 2012, respectively.

48 1st United Bancorp, Inc. │ Notice of Annual Meeting and Proxy Statement

Policy on Audit Committee Preapproval of Audit and Nonaudit Services of Independent Auditor

The Audit Committee of the Board of Directors has implemented procedures under our Audit Committee Preapproval Policy for Audit and Nonaudit Services to ensure that all audit and permitted non-audit services provided to us are preapproved by the Audit Committee. Specifically, the Audit Committee preapproves the use of an independent accountant for specific audit and non-audit services, within approved monetary limits. If a proposed service has not been preapproved pursuant to the Preapproval Policy, then it must be specifically preapproved by the Audit Committee before it may be provided by our independent accountant. Any preapproved services exceeding the pre-approved monetary limits require specific approval by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members when expedition of services is necessary.

All of the audit-related, tax and all other services provided by Crowe Horwath LLP to us in 2013 were approved by the Audit Committee by means of specific preapprovals or pursuant to the procedures contained in the Preapproval Policy. The Audit Committee has determined that all nonaudit services provided by Crowe Horwath LLP in 2013 were compatible with maintaining its independence in the conduct of its auditing functions.

SHAREHOLDER PROPOSALS

Shareholder proposals that are to be included in the Proxy Statement for the 2015 meeting must be received by December 12, 2014. Shareholder proposals for the 2015 meeting that are not intended to be included in the Proxy Statement for that meeting must be received by February 25, 2015, or the Board of Directors can vote the proxies in its discretion on the proposal. Proposals must comply with the proxy rules and be submitted in writing to our Corporate Secretary at our principal offices.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors and executive officers and any persons who own more than 10% of a class of stock registered under Section 12 of the Exchange Act to file reports with the Securities and Exchange Commission with respect to their ownership of the class of stock. Directors, executive officers, and persons owning more than 10% of a registered class of stock are required to furnish the Company with copies of all Section 16(a) reports they file.

Based solely upon on a review of these reports received by us for 2013 and any written representations from reporting persons, we believe that during 2013 each required Section 16(a) report for 2013 was filed on time, except that (i) four Form 4s were not timely filed with respect to four stock option grants made to Messrs. Jacobson and Ostermayer May 1, 2009, October 29, 2009, January 3, 2011, and March 1, 2012 (the omitted transactions were reported on a Form 4 on March 5, 2013); (ii) one Form 3 erroneously omitted 46,569 shares that Mr. Orlando owns (the Form 3 was amended on February 4, 2013); and (iii) one Form 4 was not timely with respect to Mr. Veccia’s purchase of shares of our Common Stock. All errors occurred due to administrative oversights.

1st United Bancorp, Inc. │ Notice of Annual Meeting and Proxy Statement 49

DIRECTOR NOMINATIONS

Any shareholder entitled to vote generally in the election of directors may recommend a candidate for nomination as a director. A shareholder may recommend a director nominee by submitting the name and qualifications of the candidate the shareholder wishes to recommend, pursuant to Article I, Section 14 of our Bylaws, to:

1st United Bancorp, Inc.

One North Federal Highway
Boca Raton, FL 33432

Attention: Corporate Secretary

To be considered, recommendations with respect to an election of directors to be held at an annual meeting must be received no earlier than 180 days and no later than 120 days prior to April 11, 2015, the first anniversary of this year’s Notice of Annual Meeting date. In other words, director nominations must be received no earlier than October 13, 2014, and no later than December 12, 2014, to be nominated for consideration at the 2015 Annual Meeting. Recommendations with respect to an election of directors to be held at a special meeting called for that purpose must be received by the 10th day following the date on which notice of the special meeting was first mailed to shareholders. Recommendations meeting these requirements will be brought to the attention of the Corporate Governance Committee. Candidates for director recommended by shareholders are afforded the same consideration as candidates for director identified by our directors, executive officers, or search firms, if any, employed by us.

ANNUAL REPORT

We filed an annual report for the fiscal year ended December 31, 2013, on Form 10-K with the U.S. Securities and Exchange Commission. Shareholders may obtain, free of charge, a copy of our annual report on Form 10-K by writing to our Corporate Secretary at our principal offices.

HOUSEHOLDING

We have adopted a procedure approved by the Securities and Exchange Commission known as “householding.” Under this procedure, shareholders of record who have the same address and last name will receive only one copy of our Notice of Annual Meeting, Proxy Statement, and Annual Report, unless one or more of these shareholders notifies our transfer agent that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. If you wish to receive your own copy of these materials, you may contact our transfer agent, American Stock Transfer & Trust Company, in writing, by telephone, or on the Internet:

American Stock Transfer & Trust Company

59 Maiden Lane, Plaza Level

New York, NY 10038

(800) 937-5449 (U.S. and Canada)

(718) 921-8124 (International)

www.amstock.com

Shareholders who participate in householding will continue to receive separate proxy cards. If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of our Notice of Annual Meeting, Proxy Statement, and Annual Report, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each document for your household, please contact our transfer agent as indicated above. Beneficial owners can request information about householding from their banks, brokers, or other nominees.

50 1st United Bancorp, Inc. │ Notice of Annual Meeting and Proxy Statement

1ST UNITED BANCORP, INC.
The Embassy Suites Hotel, Boca Raton,
located at 661 NW 53rd Street, Boca Raton, Florida 33487
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
1ST UNITED BANCORP, INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS
MAY 27, 2014

KNOW ALL MEN BY THESE PRESENTS that I, the undersigned shareholder of 1st United Bancorp, Inc. (the “Company”), Boca Raton, Florida, do hereby nominate, constitute and appoint John Marino, Warren S. Orlando and Rudy E. Schupp (collectively, the “Proxies”), or any one of them (with full power to act alone), my true and lawful attorneys and proxies with full power of substitution, for me and in my name, place and stead to vote all the shares of Common Stock of the Company that the shareholder signing this Proxy Card is entitled to vote at the annual meeting of its shareholders to be held at The Embassy Suites Hotel, Boca Raton, located at 661 NW 53rd Street, Boca Raton, Florida 33487, on Tuesday, May 27, 2014, at 3:00 P.M., and at any adjournments or postponements thereof, as instructed on the revers side of this Proxy Card and in the Proxies’ discretion on other matters.

All proxies previously given or executed by the shareholder signing this Proxy Card are hereby revoked.

(Continued and to be signed on the reverse side.)

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

ANNUAL MEETING OF SHAREHOLDERS OF

1ST UNITED BANCORP, INC.

May 27, 2014

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
of Shareholders to be held May 27, 2014. The Proxy Statement and our Fiscal 2013
Annual Report are available at: http://www.viewproxy.com/1stunitedbankfl/2014

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	To elect a Board of Directors to serve for a one-year term that will expire at the annual shareholders’ meeting in 2015, or until their successors are duly elected and qualified.
								FOR	AGAINST	ABSTAIN
		Nominees:				2.	Nonbinding advisory vote to approve executive compensation;	☐	☐	☐
☐	FOR ALL NOMINEES	O 01	Paula Berliner	O 07	Thomas E. Lynch
		O 02	Derek C. Burke	O 08	John Marino
☐	WITHHOLD	O 03	Jeffery L. Carrier	O 09	Carlos Morrison	3.	To ratify the appointment of Crowe Horwath LLP as the Company’s principal independent registered public accounting firm for the fiscal year ending December 31, 2014.	☐	☐	☐
	AUTHORITY	O 04	Ronald A. David	O 10	Warren S. Orlando
	FOR ALL NOMINEES	O 05	James Evans	O 11	Rudy E. Schupp
		O 06	Arthur S. Loring	O 12	Joseph W. Veccia, Jr.
☐	FOR ALL EXCEPT
(See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL						THE BOARD RECOMMENDS “FOR” ITEMS 1, 2, AND 3.
EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●						The undersigned shareholder(s) hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement.
I plan on attending the meeting ☐

	DO NOT PRINT IN THIS AREA (Shareholder Name & Address Data)					Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Date:

Signature

☐	To change the address on your account, please check the box at left and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.					Signature (if held jointly)

ELECTRONIC ACCESS TO FUTURE DOCUMENTS
If you would like to receive future shareholder communications over the Internet exclusively and no longer receive any material by mail, please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET Vote Your Proxy on the Internet:	TELEPHONE Vote Your Proxy by Phone:	MAIL Vote Your Proxy by Mail:

Go to www.cesvote.com	Call 1 (888) 693-8683

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.